SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SAFECO CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2008 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

Seattle, Washington
Dear Shareholder:	March 25, 2008

You are invited to attend the annual meeting of the shareholders of Safeco Corporation. It will be held on Wednesday, May 7, 2008 at 11:00 a.m. Pacific Time, at a new location: Safeco Center, Magnolia Room. The street address for Safeco Center is 1191 Second Avenue, Seattle, Washington 98101.

At the meeting, we will consider and vote on the following matters, which are described in more detail in this proxy statement:

1.	Election of five directors, four to serve a term of three years and one to serve a term of two years.

2.	Ratification of Ernst & Young LLP’s appointment as our independent registered public accounting firm.

3.	Any other business that may come before the meeting properly.

Please read this proxy statement carefully to learn more about these and related matters. Our annual report for 2007 is also available online to give you more information about our progress.

Your vote is important. Please vote your shares before the meeting, using the Internet, the phone or your proxy card or voting instruction form. Please vote before the meeting, even if you plan to attend. Thank you.

Sincerely,

Paula Rosput Reynolds President and Chief Executive Officer

SAFECO CORPORATION

Notice of Annual Meeting of Shareholders

When:	11:00 a.m., Pacific Time, Wednesday, May 7, 2008

Where:	* New Location* Safeco Center Magnolia Room, 1st Floor 1191 Second Avenue Seattle, WA 98101

Record Date: March 5, 2008

Agenda:

1.      Election of five directors, four to serve a term of three years and one to serve a term of two years.

2.      Ratification of Ernst & Young LLP’s appointment as our independent registered public accounting firm.

3.      Any other business that may come before the meeting properly.

The Board of Directors urges you to vote FOR items 1 and 2 above.

More information on all of these matters is included in the following proxy statement. You are entitled to vote on these matters and to attend the annual meeting if you held Safeco shares as of the close of business on our record date, March 5, 2008.

We are pleased to take advantage of new Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet. We believe the new rules will allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

This proxy statement is being made available to Safeco’s shareholders on or about March 25, 2008.

Voting Instructions – YOUR VOTE IS IMPORTANT!

Please vote your shares before the meeting, using the Internet, the phone or your proxy card or voting instruction form. Please vote before the meeting even if you plan to attend. This helps ensure the presence of a quorum at our meeting so we can transact business. When you vote your shares promptly, you also help save costs we might otherwise incur for additional proxy solicitation.

Voting by Internet or phone is fast and convenient and saves postage and proxy tabulation costs. You may also vote your shares by mail, using your printed proxy card which we would deliver upon request. Voting now by Internet, phone or mail will not prevent you from changing your vote later.

HOW TO VOTE BY INTERNET

24 hours a day – 7 days a week

1. Read this proxy statement, then:

•     If you’re a (i) registered shareholder or (ii) an employee participant in the Safeco Stock Ownership Fund, go to the following Web site: http://www.eproxy.com/saf
Then follow instructions. If you are a registered shareholder, locate your control number on your Notice of Internet Availability of Proxy Materials (“Notice”). If you are an employee participant, locate your control number in the e-mail you received from BNY Mellon Shareowner Services.

•     If you’re a beneficial shareholder (you hold your shares through a bank, broker or other institution), follow the instructions on your Notice.

HOW TO VOTE BY PHONE

Toll-free, 24 hours a day – 7 days a week

1. Read this proxy statement.

2. Call toll-free 1-866-580-9477.

3. Follow instructions and:

•     If you’re a registered shareholder, locate your control number on your Notice;

•     If you’re an employee participant in the Safeco Stock Ownership Fund, locate your control number in the e-mail you received from BNY Mellon Shareowner Services; or

•     If you’re a beneficial shareholder (you hold your shares through a bank, broker or other institution), follow the instructions on your Notice.

PLEASE DO NOT SUBMIT A PAPER PROXY CARD OR VOTING INSTRUCTION FORM IF YOU ARE VOTING BY INTERNET OR PHONE.

SAFECO CORPORATION

2008 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

SAFECO CORPORATION

Safeco Plaza, 1001 Fourth Avenue, Seattle, Washington 98154

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS—MAY 7, 2008

Questions and Answers about these Materials, Voting and the Meeting

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?    Pursuant to the new rules recently adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice.

If you and others at your mailing address hold stock through a bank, broker or other institution, you were probably notified that your household would start receiving only one copy of proxy materials for each company whose stock you hold that way. This practice is known as “householding.” Its purpose is to reduce the volume of duplicate information you receive and to reduce associated printing and postage costs. Unless you responded that you did not want to participate in householding, your household likely received a single copy of the Notice. If you want to receive multiple household copies in the future, please contact the bank, broker or other institution through which you hold your shares.

Why do I need these materials?    You are a Safeco shareholder and as such our Board of Directors wants you to vote at our May 7, 2008 annual shareholders’ meeting. Shareholders are invited to attend the meeting. Even if you do not attend, the board asks you to vote on the proposals discussed in this proxy statement.

What information does this proxy statement cover?    The proxy statement includes information on the proposals our shareholders will vote on at the annual meeting, how voting works, the compensation we pay our directors and certain officers, our corporate governance practices and certain other required information.

What proposals are we voting on?    The proposals up for a shareholder vote are:

(1)	Election of five directors, four to serve a three-year term and one to serve a two-year term on our Board of Directors. Safeco’s nominees for these positions are Joseph W. Brown, Kerry Killinger, Gary F. Locke, Gerardo I. Lopez and Charles R. Rinehart, each of whom is currently a Safeco director.

(2)	Ratification of our selection of Ernst & Young LLP to be our independent registered public accounting firm for 2008.

How does the board recommend I vote on these proposals?    The board recommends that you vote “FOR” each director nominee and “FOR” the ratification of the Audit Committee’s appointment of Ernst & Young LLP.

Who is entitled to vote on these proposals?    If you owned Safeco shares as of the close of business on the record date, March 5, 2008, you are entitled to vote on these proposals.

What is the record date and what does it mean?    The record date for the 2008 annual meeting of shareholders is March 5, 2008. Owners of our common stock as of the close of business on the record date are entitled to receive notice of the meeting and to vote their shares at or before the meeting.

How many shares can be voted?    On March 5, 2008, there were 89,811,269 shares of Safeco common stock outstanding. All of these shares may be voted, and they are our only class of voting stock outstanding. You have one vote for each share of Safeco common stock that you own.

How do I cast my vote?    If you are a registered shareholder, meaning that your name and shareholdings are registered with our transfer agent, you may vote by any one of the following methods: (1) Internet, (2) phone, (3) mail, using your printed proxy card which we will deliver upon your request, or (4) in person at the meeting. When you vote your shares before the meeting, you are instructing another person to vote your shares for you at the meeting in the manner that you indicate. These persons, called proxies, are named on your proxy card.

If, like many shareholders, you are a beneficial shareholder and hold your shares in “street name,” meaning that you hold your shares through a bank, broker or other institution, you must instruct that institution how to vote your shares. They will usually provide you with an appropriate access to your voting instruction form when you access this proxy statement.

What if I am a Safeco Stock Ownership Fund participant?    If you participate in the Safeco 401(k) Plan’s Safeco Stock Ownership Fund, you may instruct Wells Fargo, the plan administrator and named fiduciary for voting purposes, how to vote the shares allocated to your account. Unless you are a current employee of Safeco, you have access to voting instructions from BNY Mellon Shareholder Services, Safeco’s tabulator of proxy votes. The voting instructions will show the number of units held in your plan account and will permit you to give instructions for voting the allocable shares those units represent. Please follow the instructions on the Notice. Current employees will receive an e-mail from BNY Mellon Shareholder Services with instructions for voting by Internet or phone. As explained in your voting instructions or in the e-mail, your Internet, phone or written instructions will serve to inform Wells Fargo how to cast your vote. If you do not give timely voting instructions, Wells Fargo will vote your shares in the same proportion as the other Safeco Stock Ownership Fund shares were voted. For example, suppose 70% of the shares in the fund that voted were for a proposal, and 30% of the shares were against it. If you held 100 shares through the fund and didn’t vote, your shares would be voted 70 in favor and 30 against the proposal.

Other parts of this Questions and Answers section refer to registered shareholders and beneficial shareholders. For purposes of these Questions and Answers, Safeco Stock Ownership Fund participants should refer to the instructions for registered shareholders.

How can I change or revoke my vote?    If you are a registered shareholder, you can revoke your proxy or change your vote in one of these ways:

(1)	If you voted by Internet or phone, by casting a new vote by the method you used previously no less than 48 hours before the meeting;

(2)	If you voted by proxy card, by delivering another proxy card dated after your prior proxy card no less than 48 hours before the meeting;

(3)	Regardless of the method you used to cast your previous vote, by attending the meeting and voting in person; and

(4)	Regardless of the method you used to cast your vote, by delivering a written notice of revocation of your vote no less than 48 hours before the meeting to the Secretary of Safeco at Safeco Plaza, 1001 Fourth Avenue, Seattle, Washington 98154.

If you are a beneficial shareholder, you should contact the institution that holds your shares directly to change your vote.

What is the quorum requirement?    No proposal may be acted on unless we establish a quorum at our meeting. To establish a quorum, we need to have represented at the meeting, either in person or by proxy, at least a majority of our outstanding shares as of the record date.

What is the vote required to pass a proposal?    Once a quorum is present, in accordance with a recent amendment to our bylaws and Washington law, each director candidate, of which there are five, must receive more votes ”FOR” than “WITHHELD.” For Proposal 2 (the ratification of independent registered public accounting firm) to pass, Washington law requires that the proposal must receive more votes in favor of it than against it.

How are abstentions counted?    If you affirmatively abstain from voting on a proposal, your vote will not count as a vote cast, but the abstention will be represented at the meeting and will count toward establishing a quorum.

If you are a registered shareholder and you do not vote, your shares will not be represented at the meeting and will not affect the outcome of our proposals. If you are a registered shareholder and return a blank but signed proxy card, your shares will be voted in the manner recommended by the Board of Directors, which is for Proposals 1 and 2.

What are broker non-votes, and how are they counted?    If you are a beneficial shareholder and do not vote (that is, you do not give voting instructions to your broker), your broker may have discretionary authority to vote your shares for you on certain proposals that are considered routine matters. When a broker votes a client’s shares on some but not all of the proposals, the missing votes are called broker non-votes. Proposals 1 and 2 are considered routine matters and brokers may vote either for Proposal 1 or for Proposal 2, or for both, unless you direct otherwise. Abstentions and broker non-votes will have no impact on the outcome of Proposals 1 and 2.

I’m a registered shareholder—may I request householding?    No. Based on our analysis, the number of registered shareholders who are eligible for, but not already subject to, householding does not justify the expense of administering additions to the householding program at this time. Safeco performs this analysis annually and will let you know of any changes to this policy.

Who is soliciting my voting proxy, and who is paying for this?    The Board of Directors is soliciting your proxy on behalf of Safeco, and Safeco is paying all expenses of soliciting proxies for this meeting. We have retained Georgeson Shareholder Communications Inc., of New York, N.Y., to help us solicit proxies personally or by mail, phone or Internet. We anticipate the cost for this service will be $7,000 plus reasonable out-of-pocket expenses. We will also reimburse banks, brokers and similar institutions for reasonable expenses incurred in forwarding proxy solicitation materials to beneficial shareholders. Safeco management expects to solicit proxies only through the mail, but if proxies are not received promptly, our employees also may solicit proxies personally or by mail, phone or Internet.

Proposal 1:  Election of Directors

Safeco’s Board of Directors consists of 13 directors, to be reduced to 12 directors following the annual meeting, when Maria Eitel will step down as a director to focus on a new endeavor in her role as president of the Nike Foundation.

For election purposes, the board is divided into three classes. Each class serves a different three-year term, such that one of the three classes stands for election each year. Our bylaws state that each class must consist, as nearly as possible, of one-third of the total number of directors. Subsequent to our 2007 shareholder meeting, we named one new director: Gerardo I. Lopez. In 2008, Class I is up for election, including Mr. Brown, Mr. Killinger, Mr. Locke and Mr. Rinehart. Mr. Lopez was assigned to Class III. Generally, Class III directors will be up for election in 2010. Under Washington law, the terms of directors who are appointed to fill vacancies during the year expire at the next shareholder meeting at which directors are elected.

Accordingly, at our 2008 annual meeting, shareholders will vote on four nominees to serve a three-year term as Class I directors. If elected, their term will end at the 2011 annual meeting, or later, if more time is necessary to elect and qualify their successors. In addition, shareholders will vote on one nominee, Mr. Lopez, to serve a two-year term as a Class III director. If elected, his term will end at the 2010 annual meeting, or later if more time is necessary to elect and qualify his successor. Under our Restated Articles of Incorporation, a shareholder may vote each share held for each director position only once per election; in other words, the Articles do not provide for cumulative voting. In addition, under a recent amendment to our Bylaws and consistent with Washington law, director nominees must receive more votes in favor than withheld to be elected directors. The hold-over term of office for an incumbent director who fails to receive more votes in favor than withheld shall be the earlier of (i) 90 days after the voting results are determined or (ii) the date on which the Board of Directors selects a replacement director.

2008 Nominees for Director

Class I Term if Elected: Through 2011 Annual Meeting

Joseph W. Brown, 59, has been one of our directors since 2001 and will serve as Non-Executive Chairman of the Board until the annual meeting, a position that he has held since January 2006. Mr. Brown has served as Chairman and Chief Executive Officer of MBIA Inc., a financial services company, since February 2008. Previously, he was MBIA’s Chairman from 1999 to May 2007 and was MBIA’s Chief Executive Officer from 1999 to May 2004. Before joining MBIA, he was Chairman, President and Chief Executive Officer of Talegen Holdings, Inc., formerly the insurance holdings operation of Xerox Corporation, from 1992 through 1998. Before joining Talegen, Mr. Brown was President and Chief Executive Officer of Fireman’s Fund Insurance Company.

Kerry Killinger, 58, has been one of our directors since January 2003. Mr. Killinger is the Chairman and Chief Executive Officer of Washington Mutual, Inc., a financial services company, and served as that company’s President from 1988 through January 2005. He began serving as a director of that company in 1988, as its Chief Executive Officer in 1990, and as its Chairman of the Board of Directors in 1991.

Gary F. Locke, 58, has been one of our directors since February 2005. Mr. Locke is a Partner at the Seattle law firm of Davis Wright Tremaine LLP. Mr. Locke served as the Governor of Washington State from 1997 to 2005. From 1994 to 1997 he served as the chief executive of King County in Washington State. He was elected to the Washington State House of Representatives in 1982, where he served on the House Judiciary and Appropriations Committees, in his final five years as Chair of the House Appropriations Committee.

Charles R. Rinehart, 61, has been one of our directors since March 2007. Mr. Rinehart is the former Chairman and Chief Executive Officer of H.F. Ahmanson & Company, formerly a savings and loan association, until 1998, serving as President and Chief Operating Officer from 1989 to 1993. Before joining H.F. Ahmanson, he was President and Chief Operating Officer of AVCO Financial Services in 1983, becoming its President and Chief Executive Officer in 1985. Before joining AVCO, Mr. Rinehart was Executive Vice President of Fireman’s Fund Insurance Company. He is also a director of VeriFone Holdings, Inc., a company that automates transactions among consumers, merchants and financial institutions.

Class III Term if Elected: Through 2010 Annual Meeting

Gerardo I. Lopez, 48, joined our Board of Directors in January 2008. Mr. Lopez is President of Global Consumer Products and Food Services Group for Starbucks Corporation, a specialty coffee roaster and retailer. He is also Chief Executive for Starbucks’ Seattle’s Best Coffee retail operation. Previously, he was President of Handleman Entertainment Resources, the world’s largest distributor of pre-recorded music. Lopez also has served as President of International Home Foods and has had top roles with brand leaders including Frito-Lay, Pepsi-Cola Company and Procter & Gamble.

The Board of Directors unanimously recommends that you vote “FOR” each of the above Class I and Class III director nominees.

Continuing Directors

Class II—Term Expires at 2009 Annual Meeting

Joshua Green III, 71, has been one of our directors since 1981. Mr. Green is Chairman of the Joshua Green Corporation, a family investment firm, and Chairman of its wholly-owned subsidiary, Far Bank Enterprises, Inc., a manufacturing company. He also served as Chief Executive Officer of the Joshua Green Corporation from 1984 until May 2007.

Peter L.S. Currie, 51, has been one of our directors since July 2005. Mr. Currie is President of Currie Capital LLC, a private investment firm. Previously he was a Managing Member of General Atlantic LLC, a worldwide private equity investment company where he continues to serve as special advisor. Before joining General Atlantic, Mr. Currie was a Partner and Co-Founder of The Barksdale Group, an early-stage venture capital firm. Mr. Currie also served as Executive Vice President and Chief Administrative Officer of Netscape Communications and Executive Vice President and Chief Financial Officer of McCaw Cellular Communications, Inc. Mr. Currie serves on the boards of CNET Networks, Inc., an interactive media company, Sun Microsystems, Inc., a company that provides products and services for network computing, and Clearwire Corporation, a provider of wireless high-speed Internet services.

William G. Reed, Jr., 69, has been one of our directors since 1974 and served as our Lead Director from May 2000 until the 2004 annual meeting. Mr. Reed was Chairman of the Board of Directors of Safeco from January 30, 2001 until January 1, 2003, and served as our Acting Chairman and Acting Chief Executive Officer for a one-month period from January 1, 2001 through January 30, 2001. Mr. Reed was the Chairman of Simpson Investment Company, a private forest products holding company, until his retirement in 1996. He is also a director of PACCAR Inc., a truck manufacturing company, and Washington Mutual, Inc., a financial services company, and its subsidiary, Washington Mutual Bank.

Judith M. Runstad, 63, has been one of our directors since 1990. Mrs. Runstad has been Of Counsel to the Seattle law firm Foster Pepper PLLC since 1998 and was a Partner with that firm from 1978 to 1998. She is also a director of Wells Fargo & Company, a diversified financial services company, and Potlatch Corporation, a real estate investment trust.

Class III—Term Expires at 2010 Annual Meeting

Robert S. Cline, 70, has been one of our directors since 1992 and will be appointed Non-Executive Lead Director at the annual meeting. Mr. Cline was Chairman of the Board of Directors and Chief Executive Officer of Airborne, Inc., an air freight carrier, from 1984 until his retirement in May 2002. He is also a director of Esterline Technologies Corp., an aerospace technology company.

John S. Hamlin, 42, joined our Board of Directors in November 2006. Mr. Hamlin is President and Managing Partner of Bozeman Limited Partnership, an Austin-based private equity firm. Previously, Mr. Hamlin was Senior Vice President of Dell Inc.’s Online Business and Global Brand Marketing until February 2007, serving as Senior Vice President of Dell’s U.S. consumer business from 2000 to 2005. He joined Dell in 1996 and has held a variety of marketing and operations positions both in the United States and Japan. He previously worked in the venture capital field and served as a Strategic Consultant at Bain & Company for six years.

Paula Rosput Reynolds, 51, was appointed Safeco Corporation’s President, Chief Executive Officer and a director of the company effective January 1, 2006. She will be appointed as Chairman of our Board of Directors at the annual meeting. Previously Ms. Reynolds was Chairman, President and Chief Executive Officer of AGL Resources, an Atlanta-based energy services holding company that includes six natural gas utility companies, wholesale services and energy investments. Appointed as AGL Resources’ CEO in August 2000 and as its Chairman in February 2002, she previously served as President of one of AGL Resources’ principal subsidiaries, Atlanta Gas Light Company, from 1998-2000. Ms. Reynolds earlier served as President and CEO of Houston-based Duke Energy North America, which operated power-generating facilities across the United States, and as Senior Vice President of Pacific Gas Transmission Company. Ms. Reynolds also serves on the boards of Delta Air Lines, an air transportation carrier, and Anadarko Petroleum Corporation, an oil and natural gas company.

Proposal 2:  Ratification of Appointment of

Independent Registered Public Accounting Firm

Our Audit Committee is responsible for the appointment, termination, compensation and oversight of the audit work of our independent registered public accounting firm, which serves as our independent auditor. The Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for 2008. Ernst & Young LLP also served as our independent registered public accounting firm for 2007.

We are not required to submit to a vote of the shareholders for ratification our selection of independent registered public accounting firm, but the Audit Committee recommends that the board submit this matter to shareholders as a matter of good corporate practice. If the shareholders fail to ratify selection of Ernst & Young LLP as our independent registered public accounting firm, the Audit Committee will reconsider whether to retain the firm. The Audit Committee may then retain Ernst & Young LLP or another firm without re-submitting this matter to a shareholder vote. Even if the shareholders ratify Ernst & Young LLP’s appointment, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Safeco and its shareholders.

A representative of Ernst & Young LLP will be at the annual meeting and will have an opportunity to make a statement and to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote “FOR” ratification of Ernst & Young LLP’s appointment as our independent registered public accounting firm.

Security Ownership of Directors and Executive Officers

Here is information as of February 29, 2008, regarding the beneficial ownership of Safeco common stock and stock units by our directors, our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for 2007, and all of our directors and executive officers as a group.

Name	Number of Shares Beneficially Owned and Nature of Beneficial Ownership(1)	Number of Shares Acquirable Within 60 Days(2)	Number of Stock Units Held(3)	Percent of Class
Joseph W. Brown	20,000	19,000	12,370	*
Arthur Chong	10,802	0	0	*
Robert S. Cline	7,000	18,000	40	*
Peter L.S. Currie	0	2,500	0	*
Maria S. Eitel	0	2,500	0	*
Joshua Green III(4)	2,547,432	18,000	5,503	2.86
John S. Hamlin	0	0	0	*
Ross J. Kari	5,604	2,442	0	*
Kerry Killinger	0	10,000	7,291	*
Gary F. Locke	0	5,000	0	*
Gerardo I. Lopez	0	0	0	*
R. Eric Martinez, Jr.	0	0	0	*
Allie R. Mysliwy**	48,559	66,937	3,680	*
William G. Reed, Jr.(5)	175,749	10,000	0	*
Paula Rosput Reynolds	36,496	0	1,452	*
Charles R. Rinehart	0	0	40	*
Judith M. Runstad	9,000	18,000	0	*
All directors and executive officers as a group as of February 29, 2008 (20 persons; does not include Mr. Mysliwy**)	2,819,955	127,132	26,696	3.31

*	Total beneficial ownership of our outstanding common stock (including shares subject to stock options that may be exercised within 60 days) is less than 1%.
**	Mr. Mysliwy resigned as an executive officer of Safeco effective December 31, 2007.

(1)	These numbers include shares allocated to executives’ accounts under the 401(k) Plan’s Safeco Stock Ownership Fund. Share numbers do not include restricted stock right (RSR) holdings that have not yet settled.

(2)

Amounts include shares that may be purchased within 60 days by exercise of options granted under Safeco’s Long-Term Incentive Plan of 1997, as amended (the LTIP). Amounts also include RSR holdings that have vested, but have not yet settled, including directors’ annual grants of RSRs, which settle to the extent vested when the director leaves the board. The amounts reflect the following RSR holdings that have vested but have not settled: 15,000 RSRs for Mr. Brown, 10,000 RSRs for Mr. Cline, 2,500 RSRs for Mr. Currie, 2,500 RSRs for Ms. Eitel, 10,000 RSRs for

Mr. Green, 10,000 RSRs for Mr. Killinger, 5,000 RSRs for Mr. Locke, 10,000 RSRs for Mr. Reed and 10,000 RSRs for Ms. Runstad.

(3)	These numbers represent share equivalents to stock units acquired under Safeco’s Deferred Compensation and Supplemental Benefit Plan for Executives and Safeco’s Deferred Compensation Plan for Directors. All non-employee directors may choose to defer all or part of their compensation into a stock fund and other measurement funds that track our 401(k) Plan investments. Our executive officers also may choose to defer all or part of their cash compensation and settlement of RSRs granted under Safeco’s LTIP into the stock fund. The stock fund is a measurement fund that ties credited earnings to the performance of the Safeco Stock Ownership Fund.

(4)	Represents 2,546,832 shares owned by the Joshua Green Corporation, a corporation in which Mr. Green has a substantial interest and with respect to which Mr. Green exercises voting and investment power, and 600 shares owned by his spouse. 607,202 of the shares owned by the Joshua Green Corporation have been pledged as security for a line of credit.

(5)	Includes 7,772 shares owned by Mr. Reed’s spouse and 5,000 shares owned by a charitable foundation for which Mr. Reed has sole voting and investment power. Mr. Reed disclaims any beneficial interest in the shares owned by the charitable foundation.

Principal Holders of Our Common Stock

Here is the stock ownership of those shareholders who owned more than 5% of our outstanding common stock as of December 31, 2007:

Name/Address	Number of Shares Beneficially Owned	Percent of Shares Outstanding
LSV Asset Management 1 N. Wacker Drive, Suite 4000 Chicago, IL 60606	5,144,105	5.35%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,421,777	6.04%

The information about LSV Asset Management is based on a Schedule 13G that firm filed on February 12, 2008. LSV Asset Management reports that at December 31, 2007, it had sole dispositive power and sole voting power with respect to 5,144,105 shares of our common stock.

The information about The Vanguard Group, Inc. is based on a Schedule 13G/A that firm filed on February 27, 2008. The Vanguard Group, Inc. reports that at December 31, 2007, it had sole dispositive power with respect to 5,421,777 shares of our common stock. It also reports it had sole voting power with respect to 104,816 shares of our common stock. According to the Schedule 13G/A, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., beneficially owned and directed voting of 36,660 of these shares of our common stock.

Section 16 Beneficial Ownership Reporting Compliance

Under Section 16 of the Securities Exchange Act of 1934, as amended, directors and certain officers of Safeco must report to the Securities and Exchange Commission (SEC) their holdings and transactions in our common stock. To our knowledge, all persons subject to these reporting requirements filed their Section 16 reports on time during 2007, except as noted below:

The deferral of a portion of Terri Dalenta’s bonus payment into Safeco phantom stock units was reported late due to vendor error.

Corporate Governance Practices

Safeco is strongly committed to good corporate governance policies and practices. Our Corporate Governance Guidelines, our Director Independence Policy and the charters of our board committees are publicly available at www.safeco.com/governance and are also available in print to any shareholder upon request. We describe our principal corporate governance practices and policies below.

Size and Composition of the Board of Directors

Our bylaws provide that the number of directors will be set from time to time by resolution of the Board of Directors. Our board presently has 13 members. Our Corporate Governance Guidelines require a majority of the board consist of independent directors. A director is independent for this purpose when the board affirmatively determines that he or she has no material relationship with Safeco, other than as a director. This determination is made in accordance with our Director Independence Policy, which is consistent with NYSE and SEC rules.

The Nominating/Governance Committee is responsible for reviewing with the board annually the appropriate criteria and standards for determining director independence under our Director Independence Policy. In accordance with applicable NYSE rules, our Board adopted categories of relationships in our Director Independence Policy that are deemed to impair a director’s independence. Accordingly, our Director Independence Policy provides that a director will not be considered to be independent if he or she has one or more of the following categories of relationships with Safeco:

•

The director is currently employed or has been employed by Safeco within the last three years (employment as an interim Chairman or CEO will not disqualify a director from being considered as an independent director), or an immediate family member is, or has been within the last three years, an executive officer of Safeco.

•

The director or an immediate family member is a current partner of a firm that is Safeco’s internal or external auditor; the director is a current employee of such a firm; the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and worked on Safeco’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Safeco’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director has received, or has an immediate family member who has received from Safeco in excess of $100,000 in direct compensation during any twelve-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service, payments arising solely from investments in Safeco’s securities, compensation paid to an immediate family member who is a non-executive employee of Safeco or benefits under a tax-qualified retirement plan or non-discretionary compensation.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company to which Safeco made, or from which Safeco received, payments for property or services (other than those arising solely from investments in Safeco’s securities or payments under non-discretionary charitable contribution matching programs) in an amount which, in any of the last three fiscal years, exceeded 2% of such other company’s consolidated gross revenues, or $1,000,000, whichever is more. Both the payments and the consolidated gross revenues to be measured are those reported in the last completed fiscal year.

On January 30, 2008, our board reviewed the employment, business, charitable and other relationships we have with our directors (including ordinary course insurance relationships and relationships discussed under “Certain Relationships and Related Person Transactions” on page 58) and affirmatively determined that Joseph W. Brown, Robert S. Cline, Peter L.S. Currie, Maria S. Eitel, Joshua Green III, John S. Hamlin, Kerry Killinger, Gary F. Locke, Gerardo I. Lopez, William G. Reed, Jr., Charles R. Rinehart and Judith M. Runstad are independent in accordance with our Director Independence Policy because they have no relationships with Safeco that fall within the categorical standards listed above. Ms. Reynolds cannot be considered independent because she is Safeco’s President and CEO.

The Nominating/Governance Committee is also responsible for reviewing the qualifications of board candidates and for reviewing the board’s composition overall. In addition to reviewing independence, this review includes an assessment of each director’s skills, age, diversity and experience in the context of the board as a whole. The Nominating/Governance Committee selects nominees for board membership in accordance with established policies and principles and recommends those nominees to the full board for approval. More on the director nomination process can be found starting at page 14 under “Nominating/Governance Committee and Director Nominations.”

Director Responsibilities

A director’s basic responsibility is to discharge his or her duties to Safeco in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner that person reasonably believes to be in the best interests of Safeco.

Lead Director Responsibilities

Safeco’s board established the role of “Lead Director” to serve as a liaison with independent directors for those periods when the Board Chair may also be our CEO. When the board appoints a Non-Executive Chair, that person also assumes the obligations of Lead Director. Effective at our 2008 annual meeting, Paula Reynolds will become our Chair of the Board and Robert Cline will assume the duties of the Lead Director. These duties include:

•	Helping set the board’s agenda and meeting schedules;

•	Presiding over the board’s executive sessions (sessions attended only by non-employee directors) and board or shareholder meetings if the Chair is not present;

•	Acting as liaison to the independent directors;

•	Consulting with the Nominating/Governance Committee Chair on governance matters;

•	Consulting with the Compensation Committee Chair on matters relating to the Chief Executive Officer;

•	Serving as a point of contact for the company’s senior officers; and

•	Monitoring our shareholder communications processes, which are described in more detail below.

Board Meetings and Agenda

All of our directors are expected to attend board meetings and meetings of the committees on which they serve, and to spend the time necessary to properly discharge their responsibilities as directors. Any director may suggest items for meeting agendas and may raise other topics for consideration at any regularly scheduled meeting. The board reviews Safeco’s long-term strategic plans at least annually.

Annual Shareholders’ Meeting

Safeco does not have a policy regarding director attendance at our annual shareholders’ meeting, but all of our directors attended the meeting in 2007.

Director Retirement

The board has not established term limits for directors, but has established a director retirement age of 72. In addition, when a director’s principal occupation or business association changes substantially during his or her tenure as a director, other than due to normal retirement, that director is expected to offer to resign from the board. The Nominating/Governance Committee recommends to the board the action, if any, to be taken. In such circumstances, the board may or may not accept the offer of resignation.

Director Compensation

The Nominating/Governance Committee reviews the compensation of directors annually. The board’s policy is that the level and type of director compensation be competitive with that paid to directors on boards of similarly sized and situated corporations. Details about our directors’ compensation for 2007 and 2008 are given starting on page 53.

CEO Compensation and Management Succession

The Compensation Committee conducts an annual performance review of the Chief Executive Officer and oversees the evaluation process of the other executive officers. The CEO’s evaluation is based on both qualitative and quantitative factors, including actual performance of the business and fulfillment of business and financial goals. The Compensation Committee also oversees the management succession planning process.

Executive Sessions of Independent Directors

Independent directors meet in executive sessions on a regular basis with the lead director or non-executive Chair presiding over each session.

Shareholder and Interested Party Communications with Independent Directors

Our Chief Executive Officer, together with other senior management, is responsible for speaking on Safeco’s behalf, including establishing effective communications with our various constituents. One of the responsibilities of the Lead Director is serving as a point of contact for shareholder and interested party concerns. We have established the communication methods described below to enable shareholders and other interested parties to communicate with our independent directors as a whole or our non-executive Chair individually.

•	E-mail. Shareholders and other interested parties may send correspondence to Safeco’s shareholder communications e-mail box at shacom@safeco.com.

•	Mail. Shareholders and other interested parties may write to:

Shareholder Communications with Independent Directors
c/o Safeco Corporation
Safeco Plaza
1001 Fourth Avenue
Seattle, WA 98154

Audit, Compensation and Nominating/Governance Committees

The Audit, Compensation and Nominating/Governance Committees consist solely of directors who are not employees or former employees of Safeco and who qualify as “independent” under NYSE’s listing standards and our Director Independence Policy. Committee members are recommended by the Nominating/Governance Committee and appointed by the board of directors. The board’s policy is that the chair of each committee should rotate at least every five years. The charter for each committee details the responsibilities and powers of the committee. These charters can be found at www.safeco.com/governance and are also available in print to any shareholder upon request. The Audit Committee charter provides that its members meet at least five times a year, each of the other committees must meet at least four times per year, and more often as necessary. The notice, agenda and materials for each committee are available to all of our directors, and all directors are welcome to observe any of these committees’ meetings.

Other Board and Committee Memberships

The Nominating/Governance Committee assesses whether any director or director candidate has sufficient time to devote to the substantial duties and responsibilities required of our directors. Generally, directors should not serve on more than three other public company boards. Audit Committee members may not serve on more than two other public company audit committees, unless the board determines that such simultaneous service would not impair the director’s ability to effectively serve on Safeco’s board. The Audit Committee Chair may only serve as the Chair of one other public company Audit Committee. When Safeco directors are invited to serve on another public company board, they must advise our Board Chair and the Nominating/Governance Committee Chair before accepting the invitation.

Board Performance Evaluation and Continuing Education

Each year the board conducts a self-evaluation of some form. The goal is to increase the effectiveness of the board. New directors receive an orientation, and incumbent directors attend continuing education programs either offered by Safeco or by outside organizations.

Code of Business and Financial Conduct and Ethics

All of our directors, officers and employees must adhere to our Code of Business and Financial Conduct and Ethics, which is publicly available at www.safeco.com/governance and is also available in print to any shareholder upon request. This code reflects our long-standing commitment to honest and ethical conduct. The code addresses a number of topics, but is designed primarily to promote:

•	Ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in the reports and documents we file with the SEC and in our other public communications;

•	Compliance with applicable laws, rules and regulations;

•	Prompt internal reporting of violations of the code; and

•	Accountability for adherence to the ethical standards set forth in the code.

Avenues for Reporting Complaints or Concerns

We encourage and expect our employees to report any illegal or unethical behavior, including any possible violation of our code of ethics, conflict of interest, non-compliance with law, fraud, or issue regarding accounting, internal accounting controls, auditing, or related matters. We provide numerous avenues for employees to report or discuss such matters, including:

•	Discussing the matter with an immediate manager;

•	Discussing the matter with a local Human Resources manager;

•	Reporting a concern via e-mail through our ethics mailbox;

•	Calling our internal employee hotline (anonymously, if preferred);

•	Calling an independent organizational consultant (anonymously, if preferred); or

•	Calling our external hotline (anonymously, if preferred).

We strictly prohibit any form of retaliation against employees for good faith reports of actual or suspected misconduct.

Board Attendance and Board Committees

Our Board of Directors met 11 times during 2007. During the year, all of our directors attended 75% or more of the board meetings and meetings of the committees on which they served.

Our board has four standing committees: Finance, Audit, Compensation, and Nominating/Governance. The Finance Committee has general oversight and supervision over Safeco’s finances, investments and major acquisitions and divestitures. You can read more about the functions of the Audit Committee starting on page 15, the Compensation Committee starting on page 57, and the Nominating/Governance Committee below.

Our board committees meet at least quarterly and otherwise as appropriate; they also may act by unanimous written consent. Here is a table showing which directors presently serve on each committee and how many times the committees met in 2007.

Name	Audit	Compensation	Finance	Nominating/ Governance
Joseph W. Brown, Non-Executive Chair**
Robert S. Cline	X*	X		X
Peter L.S. Currie***	X			X
Maria S. Eitel		X		X
Joshua Green III	X		X	X*
John S. Hamlin	X
Kerry Killinger		X*	X
Gary F. Locke			X
Gerardo Lopez	X
Paula Rosput Reynolds			X
William G. Reed, Jr.		X	X*	X
Charles R. Rinehart	X
Judith M. Runstad				X*
Total Meetings in 2007	6	7	4	5

*	Committee Chair.
**	Mr. Brown will serve as our Board Chair until the annual meeting. At that time, he will step down as our Non-Executive Chair and will join the Compensation Committee.
***	Mr. Currie will assume the position of Audit Committee Chair at the annual meeting and Mr. Cline will become our Lead Director as Ms. Reynolds will assume the Board Chair position.

Nominating/Governance Committee and Director Nominations

The members of our Nominating/Governance Committee are “independent” under NYSE’s listing standards and our Director Independence Policy. As set forth in more detail in its written charter, posted at www.safeco.com/governance, this committee’s responsibilities include:

•	Identifying qualified director candidates;

•	Recommending nominees for our board committees;

•	Overseeing the board’s self-evaluation process;

•	Reviewing and overseeing our corporate governance practices and policies;

•	Reviewing our charitable contribution budget and the strategic direction of our community relations;

•	Reviewing director compensation; and

•	Reviewing our directors’ and officers’ insurance policy.

One of the most important functions of the committee is to identify qualified director candidates. The committee has established written procedures for selecting such candidates for recommendation to the board. These procedures, which apply both to candidates identified by the committee and to candidates recommended by shareholders, are described below.

The committee reviews the composition and needs of the board annually. If there is a vacancy on the board, the committee determines whether a search firm should be hired, and if one is hired, provides parameters for the search. The committee also asks current directors and executive officers for recommendations for director candidates. The committee has the sole authority to evaluate potential candidates’ qualifications and to recommend candidates to the board for nomination.

The minimum qualifications for serving as a Safeco director are twofold. First, each candidate must have an impeccable record of, and reputation for, honest and ethical conduct in his or her professional and personal activities. Second, the candidate must demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board’s oversight of Safeco’s business and affairs. Specific qualifications the committee considers include:

•	Independence;

•	Diversity;

•	Age;

•	Skills;

•	Experience in the context of the make-up of the board and its committees; and

•	The capacity and desire to represent the interests of our shareholders as a whole and not primarily any special interest group or constituency.

Once a potential candidate is identified, the committee collects and reviews publicly available information about the individual to assess whether further consideration is warranted. If further consideration is warranted, the Chair or another director will contact the person. Generally, if he or she expresses a willingness to be considered and to serve on the board, the committee will request additional information from the person, review his or her accomplishments and qualifications further and with consideration of those of any other candidate the committee may be considering, and conduct one or more interviews with the person. Committee members may contact references provided by the candidate as well as members of the business community or others with first-hand knowledge of the person’s accomplishments and character. A background check on the individual is conducted through an outside investigation firm.

Shareholders who wish to recommend a potential board candidate to the committee may do so by sending the following information to the Nominating/Governance Committee Chair, c/o Safeco Corporation, Secretary, Safeco Plaza, 1001 Fourth Avenue, Seattle, Washington 98154:

•	The name of the candidate and a brief biographical description and résumé;

•	The candidate’s contact information and documentation of his or her willingness to be nominated and, if elected, to serve;

•	A description of any relationships the candidate has with Safeco;

•	The submitting shareholder’s address and telephone number; and

•	A signed declaration of the shareholder’s current status as a shareholder and the number of shares currently held.

No candidates for director nominations were submitted to the committee by any shareholder in connection with the 2008 annual meeting. Any shareholder desiring to nominate a candidate for consideration by the committee in connection with our 2009 annual meeting must do so before February 5, 2009 to provide adequate time to consider the candidate and comply with our nomination procedures and our bylaws.

This year’s director slate includes our newest director, Gerardo Lopez, who was appointed by the board in 2008. The board appointed Mr. Lopez upon the recommendation of the Nominating/Governance Committee following a nationwide director search conducted by an executive search firm.

Audit Committee Report

Overview

Our committee has six members and each is, in the judgment of the Board, an “independent director” as defined in NYSE’s listing standards and the SEC’s rules. The audit committee financial experts are Robert S. Cline, Peter L.S. Currie and Charles R. Rinehart. Robert Cline, who currently serves as Chair of our committee, will become lead director of Safeco’s board at the annual meeting and will be replaced as Audit Committee Chair by Peter L.S. Currie at that time.

How We Operate

We operate under a written charter that is available on our website at www.safeco.com/governance. We annually review our charter and recommend modifications to the full board for approval. To ensure we have sufficient time to meet our committee responsibilities, our Corporate Governance Guidelines provide that Audit Committee members may not simultaneously serve on the audit committees of more than two other public companies, unless the board determines that such simultaneous service would not impair the director’s ability to effectively serve on Safeco’s board. In addition, the Audit Committee Chair may only serve as the Chair of one other public company audit committee.

Safeco has a full-time internal audit department that provides objective assessments and advice to improve Safeco’s internal controls and processes with respect to its operational, compliance and financial activities. We hear regular reports from Safeco’s head of internal audit regarding the activities of this organization.

Safeco’s management is responsible for overseeing and evaluating the effectiveness and quality of the company’s system of internal controls relating to the reliability and integrity of our financial information. We regularly hear reports from management regarding the testing and effectiveness of Safeco’s internal controls, whether there are any significant control deficiencies and if so, how they are being remediated.

We have an annual agenda of topics by meeting that includes, among other items, reviewing Safeco’s financial statements, earnings releases, internal controls, enterprise risk management, auditing matters and compliance programs. We have the authority to engage our own outside advisors as necessary to perform the duties required under our charter.

Our Responsibilities

We, as members of Safeco’s Audit Committee, assist the board in fulfilling its responsibility to (i) oversee Safeco’s accounting and financial reporting process including its disclosure controls and procedures and its system of internal control over financial reporting; (ii) monitor the independence and performance of our independent registered public accounting firm (Ernst & Young LLP) and internal auditors; (iii) provide an avenue of free and open communication among the independent registered public accounting firm, internal auditors, management and the board; and (iv) oversee Safeco’s approach to business ethics and compliance with the law. We also pre-approve related person transactions, if any, between the company and any of its officers and directors. We meet whenever necessary to fulfill our responsibilities, and in 2007 we met six times.

We also oversee Safeco’s internal compliance programs. In addition, we have established a procedure for the receipt, retention and treatment of complaints received by Safeco regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

We are responsible for the retention and oversight of our independent registered public accounting firm and have established policies and procedures for the pre-approval of all the firm’s services. These policies and procedures require pre-approval of all audit and permitted non-audit services performed by our independent registered public accounting firm, and all such services were pre-approved in accordance with this policy in 2007. We may delegate administration of this pre-approval process to one or more committee members, but non-audit services pre-approved by a committee member must be ratified by the full committee at its next meeting. The pre-approval policy also requires regular rotation of the lead and concurring audit partners and limits management’s hiring of former audit firm personnel as Safeco employees. We also periodically consider whether, in order to assure continuing auditor independence, there should be a rotation of the audit firm.

Management completed its annual documentation, testing and evaluation of Safeco’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. Our committee was kept apprised of the progress of the evaluation. In connection with this oversight, we received periodic updates provided by management and Ernst & Young LLP. At the conclusion of the process, management provided us with a report on the effectiveness of Safeco’s internal control over financial reporting. We also reviewed the report of management contained in Safeco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as Ernst & Young LLP’s report on internal control over financial reporting (included in Safeco’s Form 10-K). These reports relate to Ernst & Young LLP’s integrated audit of Safeco’s consolidated financial statements and internal control over financial reporting.

In performing our obligations as Audit Committee members, we provide significant oversight; however, management is responsible for the preparation, presentation and integrity of Safeco’s financial statements, accounting, system of internal control over financial reporting and procedures designed to assure compliance with accounting standards, applicable laws and regulations. Our independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with Public Company Accounting Oversight Board requirements and generally accepted auditing standards.

In connection with Safeco’s consolidated financial statements for the year ended December 31, 2007, we have:

•

Reviewed and discussed Safeco’s audit and the audited consolidated financial statements for 2007 with management and the independent registered public accounting firm, including a report by the independent registered public accounting firm regarding: (i) the critical accounting policies and practices used by Safeco; (ii) alternative accounting treatments within generally accepted accounting principles, including the ramifications of the use of alternative treatments and the treatment preferred by our independent registered public accounting firm; (iii) internal control over financial reporting; and (iv) other material written communications between our independent registered public accounting firm and management, including any management letter provided by our independent registered public accounting firm and our response to that letter and a review of difficulties, if any, the independent registered public accounting firm encountered in the course of their audit work and management’s response;

•

Discussed with Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Safeco’s accounting principles and such other matters as are required to be discussed with us under generally accepted auditing standards and NYSE listing standards (including Statement on Auditing Standards Nos. 61 and 90, rules of the SEC, and other professional standards);

•	Received written disclosures and a letter from the Ernst & Young LLP as required by Independence Standards Board Standard No. 1 and discussed with Ernst & Young LLP its independence; and

•

Based on the reviews and discussions described above, recommended to the Board of Directors that Safeco include its audited consolidated financial statements for the year ended December 31, 2007 in Safeco’s Annual Report on Form 10-K.

The Audit Committee:

Robert S. Cline, Chair

Peter L.S. Currie

Joshua Green III

John S. Hamlin

Gerardo I. Lopez

Charles R. Rinehart

Independent Registered Public Accounting Firm’s Fees and Services

In connection with the integrated audit of the 2007 consolidated financial statements and internal control over financial reporting, our Audit Committee entered into an engagement agreement with Ernst & Young LLP that described the terms of Ernst & Young LLP’s 2007 audit engagement with Safeco. That agreement is subject to alternative dispute resolution procedures.

The following table shows the fees Safeco paid or accrued for audit and other services provided by Ernst & Young LLP for the years ended December 31, 2007 and 2006:

	2007	2006
Audit Fees	$3,630,000	$3,425,000
Audit-Related Fees	$156,000	$175,000
Tax Fees	—	—
All Other Fees	—	—
Total	$3,786,000	$3,600,000

Audit Fees.    Audit fees for 2006 and 2007 consist of the fees paid to Ernst & Young LLP for professional services for the integrated audit of our annual consolidated financial statements and internal control over financial reporting, review of quarterly consolidated financial statements, audit of annual statutory statements, and services that generally only the independent auditor can reasonably be expected to provide in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Audit-related fees for 2006 and 2007 were incurred primarily for audits of employee benefit plans, due diligence services and SAS 70 procedures. We also paid for assistance with routine regulatory examinations in 2006 and for a subscription to Ernst & Young LLP’s online global accounting and auditing information tool in 2006 and 2007.

Tax Fees.    Ernst & Young LLP did not provide any tax services in 2006 or 2007.

All Other Fees.    Ernst & Young LLP did not provide any professional services in the “All Other Fees” category in 2006 or 2007.

Our Audit Committee concluded that the provision of the services listed above was compatible with maintaining the independence of Ernst & Young LLP and has retained Ernst & Young LLP to perform our 2008 audit. Information regarding Safeco’s pre-approval policies and procedures can be found in the Audit Committee Report on page 15.

Compensation Committee Report

The Compensation Committee of Safeco’s Board of Directors has reviewed and discussed the following Compensation Discussion and Analysis section of this proxy statement with Safeco’s management. Based on such review and discussion, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis section be included in Safeco’s Report on Form 10-K for 2007 and in this proxy statement. The names of Safeco’s Compensation Committee during 2007 and as of the date of this proxy statement appear below.

The Compensation Committee:

Kerry Killinger, Chair

Robert S. Cline

Maria S. Eitel

William G. Reed, Jr.

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis section describes Safeco’s compensation programs, practices and guiding principles for those individuals listed in the Summary Compensation Table, whom we refer to as the “Named Executives.” This discussion focuses on the material principles underlying our executive compensation programs and decisions and gives you context for understanding the numerical data provided in the various tables that follow.

The Compensation Committee is the committee of Safeco’s Board of Directors that oversees our compensation and benefit programs. Safeco’s management supports the Compensation Committee in this role, supplying analysis and recommendations for its consideration.

Compensation Committee Discretion, Judgment, and Flexibility

This Compensation Discussion and Analysis reflects the material considerations and factors influencing the Compensation Committee’s significant decisions regarding 2007 compensation for our Named Executives. The Compensation Committee must necessarily exercise informed discretion and make informed judgments based on particular circumstances, with appropriate flexibility to take those actions which, based on all relevant factors, it believes support the strategic business interests of Safeco and our shareholders.

Primary Compensation Objectives

Furthering the interests of Safeco and our shareholders is the over-arching goal of our compensation programs. The Compensation Committee regularly examines our programs for alignment with this goal. The Compensation Committee believes that the interests of Safeco and our shareholders are well served when we attract talented people and engage them to accomplish annual and long-term objectives. The discussion below focuses on specific, key objectives of our compensation programs in light of this over-arching goal.

Performance-Based Pay

A primary objective of our compensation program is to motivate and reward high performance on a company and individual level. We tie compensation to those company performance measures that we believe are most closely correlated to increasing shareholder value over time. We believe it is also important to tie compensation to individual performance, because individual performance drives company performance over time. Individual goals may relate to operational objectives in specific functional areas, such as expense reduction initiatives or growth in targeted geographical markets, as well as specific leadership capabilities.

Safeco makes performance-based incentive compensation opportunities available to all salaried employees through one of several incentive plans whose overall funding is tied to company performance. Individual awards are influenced by the size of the aggregate award pool, which is based on company performance, but they also take into account individual performance. Generally, the more leadership and responsibility for company performance an executive has, the greater the percentage of total compensation the Compensation Committee believes should be tied to performance.

For our Named Executives, the portion of total compensation tied to meeting specific company and individual performance goals is significant. For 2007, approximately 70% - 85% of each of our Named Executive’s total compensation opportunity, including cash and equity incentives at target-level performance, was tied to meeting company and individual performance goals.

Link Compensation to Shareholder Interests

Another key objective is to link executive compensation to shareholders’ interests. We do so in two primary ways: by tying performance-based awards to those particular business objectives the Compensation Committee believes are most important for increasing shareholder value over time, and by awarding a significant portion of total compensation in the form of equity. We also require executives to hold equity at specified levels so long as they remain with the company.

In 2007, the target equity opportunity for our Named Executives comprised approximately 50% - 60% of their total compensation opportunity at target. While competitive pay levels influence the available funding of cash and equity compensation, we believe that providing a significant portion of total compensation in the form of equity is particularly important in aligning executives’ interests with those of our shareholders. When the Compensation Committee makes equity awards, our executives benefit from share price appreciation over time, and this interest can help motivate them to manage our business to enhance shareholder value. Equity holdings can also continue to motivate them to stay with the company as well as assist in managing short-term and long-term goals.

The equity awards we make include stock options and restricted stock rights, or RSRs.

Attract and Retain Key Talent

Another key objective is to attract and retain key talent. To attract and retain top talent, we pay at levels and with types of compensation we believe are competitive, based on data about the levels and forms of compensation our industry competitors and the market-at-large pay their executives. At least once per year, the Compensation Committee compares individual target and actual compensation with data from a group of peer companies (the “Compensation Peer Group”), the composition of which it re-examines annually.

The Compensation Committee believes that an appropriate peer group should be made up of a representative sample of companies with which we compete for executive talent. Given limited comparables in terms of both industry scope and revenue, we have identified a large, varied peer group to ensure sufficient size for gathering statistically reliable data. The group consists of both publicly traded and private organizations that are either mutual companies or affiliates of larger companies that have significant revenues derived from the property and casualty business. In terms of revenue, Safeco is generally in the middle range of companies who comprised our Compensation Peer Group for 2007, which were:

•      Ace USA

•      Allianz of America/Fireman’s Fund Ins.

•      Allstate Financial

•      American Family Insurance

•      American International Group

•      Chubb Corporation

•      CNA Financial

•      Erie Insurance Group

•      GEICO

•      Hanover Insurance Group

•      Hartford Financial

•      Liberty Mutual

•      Mercury General Group

•      MetLife Property & Casualty Co.

•      Nationwide Insurance Companies

•      Ohio Casualty Insurance

•      OneBeacon Insurance Company

•      Progressive Corp

•      Sentry Insurance

•      St. Paul Travelers

•      State Farm Group

•      USAA

•      Zurich/Farmers Group

The Compensation Committee determines this group’s composition with advice from its directly retained outside compensation consultant, who is a principal of the firm Towers Perrin. A separate Towers Perrin principal also provides services for our management. However, Towers Perrin ensures that the Compensation Committee’s consultant does not work directly for Safeco management, does not manage the firm’s corporate relationship with Safeco and is not impacted by any growth or reduction in the firm’s fees from Safeco. In early 2008, the Compensation Committee established a policy for pre-approving all work done by Towers Perrin for Safeco, including those assignments on behalf of management. As such, it is within the Committee’s scope of responsibilities to evaluate the independence of its compensation consultant.

The Compensation Committee believes that the comparative data it reviews with respect to these companies forms an important part of the information it considers when making compensation decisions. The comparative data comes from a study conducted by Towers Perrin and includes information from Mercer HR Consulting, Hewitt Associates, and Towers Perrin, as well as publicly filed proxy statements. The study includes an analysis of separate components such as salary, equity value at grant, and cash incentives, as well as total direct compensation.

Generally, the Compensation Committee targets base salaries for our Named Executives close to the median salary of executives in similar positions in the Compensation Peer Group. Because median salaries change from year to year, our salaries at any given time may be slightly above or below the Compensation Peer Group median. The cash incentive opportunity of our Named Executives other than the Chief Executive Officer (CEO) is a designated percentage of salary, which, assuming target-level performance, is around the median of target cash incentive compensation opportunities at similar organizational levels within the Compensation Peer Group. The Named Executives other than the CEO share the same equity incentive compensation opportunity in terms of a percentage of salary. The expected value of the CEO’s annual equity opportunity is targeted to the median of the Compensation Peer Group; other Named Executives fall between the 50th and 75th percentile. Our equity compensation component is generally positioned somewhat higher than our cash component for the Named Executives because we believe that to recruit and retain top talent, it is beneficial to differentiate some component of compensation and positioned it higher than the peer median. In the view of our Compensation Committee, equity is a good component for such positioning, because it is the component most directly aligned with shareholder value creation.

The Compensation Committee also monitors the relative value of the cash and noncash components, as well as the current and long-term components, of our Named Executives’ compensation packages. The Compensation Committee believes these relative values are appropriate and competitive.

From time to time, paying competitively requires the flexibility to offer special inducements to attract or retain senior executives for key positions. Accordingly, when circumstances warrant this approach, the Compensation Committee may consider special incentive arrangements not part of our regular compensation program as a means to recruit candidates, or retain employees, for key, high-level positions. For example, it may consider making an executive whole for equity forfeited at a prior employer as an inducement to join Safeco, or other inducement or restoration incentives in the form of cash bonuses, first-year guarantees, or equity grants at hire, on a case-by-case basis.

Elements of Compensation for Named Executives

Salary

The Compensation Committee considers base salary to be an important element of total compensation at Safeco. Because cash and equity incentive opportunities, as well as certain other compensation opportunities, are typically expressed in terms of a percentage of base salary, it is particularly important that base salaries be calibrated appropriately.

As discussed above, the Compensation Committee targets base salaries for our Named Executives close to the median salary for executives in similar positions in the Compensation Peer Group. The Compensation Committee reviews Named Executives’ salaries annually. Increases, if any, are based on a number of factors. A primary factor is competitive market data, but the Compensation Committee also considers such other factors as internal equity, company performance, and individual performance.

Cash and Equity Incentive Compensation

One of the most important components of our Named Executives’ total compensation is incentive compensation, which we award in the form of cash and equity. At Safeco, annual incentive compensation may be awarded if pre-established performance goals are met. We determine individual contributions and company performance against our pre-set goals, and award cash and equity incentives, after year-end. In this section on incentive compensation, we discuss both cash and equity incentive awards.

Rationale.    We believe that offering cash and equity incentives is important for several reasons. Both provide an opportunity to reward for individual and company performance. Both help keep our compensation program competitive. Cash incentives help focus our Named Executives on near-term operational goals, such as company-wide financial objectives. Equity incentives also help focus our Named Executives on long-term goals, particularly creation of shareholder value. Through service-based vesting requirements, equity incentives also help us retain talent.

Framework For Named Executives: PIC Plan.    The Performance Incentive Compensation Plan (PIC Plan) serves as the overall framework for incentive awards to our Named Executives, whether in the form of cash or equity. The PIC Plan is intended to tie the compensation of these executives to the company’s performance and to permit qualification of certain compensation as performance-based for purposes of Safeco’s ability to deduct it for federal income tax purposes. The plan also serves to provide a common approach to both cash and equity incentives for Named Executives.

The PIC Plan provides that no incentive awards may be paid pursuant to that plan unless our annual operating return on equity is at least 8%. If this minimum requirement is met, the Compensation Committee may, in its discretion, choose to make cash and equity awards to our Named Executives. The absolute per-person maximums on PIC Plan awards are an annual cash maximum of $6,000,000 and an annual equity maximum of 300,000 shares or share equivalents. Our Compensation Committee can exercise discretion to award incentives in amounts lower than these maximums, or to award no incentives at all. Our Named Executives each have a range of potential cash and equity awards, typically expressed as a percentage of salary, that influences the Compensation Committee’s exercise of discretion in determining the amount of awards, if any.

The table below shows the general 2007 incentive compensation structure for those Named Executives who remain in our employment. Amounts with respect to cash and equity incentives are also subject to the effect of the pool modifier discussed below, meaning that a cash incentive award could potentially be 200% of the cash incentive opportunity and the equity incentive award could potentially be 175% of the equity incentive opportunity; provided, however, that neither the cash incentive award nor the equity incentive award can exceed the maximum shown below without CEO approval. In 2007, the cap for the cash incentive opportunity was reduced to 300% of target, regardless of the pool modifier, to generally bring it in line with the median cap of peer companies. While permitted, it has not been our practice to make awards to our Named Executives that reflect the maximum cash incentive opportunity and the maximum possible effect of the pool modifier.

Position	2007 Cash Incentive Opportunity	2007 Equity Incentive Opportunity
CEO	Target: $1,250,000 Maximum: $3,750,000	Target: $3,250,000 Maximum: $5,687,000
CFO	Target: 70% of salary Maximum: 210% of salary	Target: 195% of salary Maximum: 340% of salary
Other Named Executives

Company Performance Measures.    On an annual basis, the Compensation Committee selects cash and equity incentive performance measures for the company overall, and sets threshold, target and maximum goals with respect to these measures. This framework provides the ability to adjust the aggregate award pool over a continuum of company performance, as well as a floor below which we do not expect to make awards, and a cap on the amount of our potential aggregate awards.

Performance against the measures selected informs the overall award pool funding levels and can influence the levels of individual awards. The performance measures and goals are tied to our strategic plan and reflect consideration of historical performance and the performance of our peers and are communicated to employees, including the Named Executives. When the Compensation Committee set goals for 2007, based on past performance and the market environment, it believed that achievement of all goals at target pool funding levels would be challenging and was substantially uncertain to occur; that achievement of all goals at or above maximum pool funding levels would be unlikely, but not impossible; and that achievement of all goals at least at threshold levels would be more likely than not to occur, but not certain. Actual company performance against these goals for 2007 is discussed later in this CD&A.

Listed below are our performance measures for 2007 goals and an explanation of how we defined each performance measure for compensation purposes.

(1)	Operating return on equity: Income from continuing operations, excluding the after-tax effects of realized gains/losses, the after-tax impact of restructuring charges and the after-tax effects of significant, unusual and/or nonrecurring events divided by adjusted average shareholders’ equity, adjusted to eliminate after-tax unrealized appreciation or depreciation of fixed-maturity investments.

(2)	Premium growth: Percent increase in net written premiums for the year over net written premiums for the previous year, excluding from both periods the premiums from Safeco

Financial Institution Solutions, a lender-placed property insurance business which was sold in April 2006. Net written premiums represent the amount of premiums charged for policies issued with effective dates during the period.

(3)	Combined ratio: Expressed as a percentage, combined ratio equals losses plus expenses divided by our net earned premiums—the lower the ratio, the better the performance.

Our Compensation Committee selected these performance measures for a number of reasons. Primarily, these measures were thought to be the ones most closely correlated with near-term and long-term shareholder returns and shareholder value creation. They are typical for property and casualty insurance companies, and they are used by investors and analysts to assess our performance. How we weight the performance measures we choose, as well as the specific goals that are set, depend on our current business strategy and plan. Combined ratio is one way to measure the quality of the policies we write. A low combined ratio is good, but similarly must be balanced against the growth expectations of investors.

We use a different mix of measures for our cash incentive pool versus our equity incentive pool. The cash incentive measures were intended to motivate performance on near-term financial and operational goals. The equity incentive measures were intended to help us to achieve long-term performance and shareholder value. Excluding relatively small groups of employees whose incentive pools relate to certain specialized functions, such as sales and investments, company results against goals for measures (2) and (3) above controlled the overall cash incentive pool, and company results against goals for measures (1) and (2) above controlled the overall equity incentive pool.

We use performance measures that we believe are useful in measuring the results from our insurance operations, but are not necessarily based on U.S. generally accepted accounting principles (GAAP). Operating return on equity is not based on GAAP. This measure excludes the after-tax effects of realized gains or losses, the after-tax impact of restructuring charges and the after-tax effects of significant, unusual or nonrecurring events, and an adjustment to eliminate after-tax unrealized appreciation or depreciation of fixed-maturity investments. This type of item can fluctuate significantly and distort a comparison between periods. For 2007, in determining our operating return on equity, we excluded after-tax net realized investment gains, after-tax restructuring charges, after-tax contributions to the Safeco Insurance Foundation, after-tax losses on debt repurchases, and after-tax unrealized appreciation of fixed-maturity investments.

Net written premium also is a non-GAAP measure. We calculate net written premiums by subtracting the change in net unearned premiums from net earned premiums for the period. We view net written premiums as a measure of business production and a leading indicator of net earned premiums, which is a GAAP measure.

Combined ratios are a standard industry measure of our underwriting performance and are calculated as losses and expenses expressed as a percentage of net earned premiums. Using combined ratio helps us see our operating trends without the effect of changes in net earned premiums.

With the exception of operating return on equity, you can read more about the above performance measures, as well as the constituent metrics that inform them, including the exclusions and adjustments discussed above, in our Annual Report on Form 10-K filed with the SEC on February 28, 2008, available at www.safeco.com.

Cash and Equity Pool Funding.    Each employee eligible for incentive awards has a target award amount, which is expressed as a percentage of salary. Eligible employees have a target award percentage for cash and another target award percentage for equity. To determine the amount available in the overall cash incentive pool and the overall equity incentive pool, we determine the total pool available for all incentive awards in each category by adding up all eligible employees’ individual target award amounts. Target award amounts are based on actual paid salary for the cash pool and on salary rate for the equity pool. We adjust the aggregate dollar amount for each pool by a factor called the “pool modifier.” A separate pool modifier is determined for the cash pool and for the equity pool, in each case by scaling the company’s performance relative to its pre-established goals for that pool, and weighting each component for the applicable pool as pre-determined by the Compensation Committee when the goals were set. For the 2007 cash pool, the pool modifier could not exceed 2.0, or in other words, could not exceed a multiplier of 200%. Regardless of the cash incentive pool modifier, effective for 2007, a cash incentive award cannot exceed 300% of target. For the 2007 equity pool, the pool modifier could not exceed 1.75, or in other words, could not exceed a multiplier of 175%. Regardless of the equity incentive pool modifier, equity awards for Named Executives cannot exceed the maximum equity incentive opportunity for 2007, which was $5,687,000 for Ms. Reynolds and 340% of salary for the other Named Executives. As shown below, the cash and equity incentive pool modifiers for 2007 did not approach these maximum levels.

The overall cash incentive award pool was informed by a matrix having the growth rate of our net written premiums as one axis, and our combined ratio as the other axis. Various levels of performance on each axis are associated with different pool modifier levels; the maximum cash incentive pool modifier of 2.0 is associated with high performance on both axes. This structure was intended to focus our employees on achieving profitable growth. We believe that achieving cash incentive awards at levels comparable to past years’ awards under this matrix were challenging and substantially uncertain to occur. The overall equity incentive pool was informed primarily by our performance against an operating return on equity goal and adjusted based on our net written premium growth against goals. This structure is intended to focus our leadership on sustaining profitability, but not at the expense of growth.

2007 Cash and Equity Incentive Pool Funding.    To determine 2007 cash and equity pool funding, the Compensation Committee first determined that our operating return on equity for 2007 exceeded the PIC Plan’s 8% minimum. The Compensation Committee then assessed the company’s 2007 performance against company goals with respect to operating return on equity, net written premium growth and combined ratio. Blending the company’s performance levels against the goals applicable to the cash and equity incentive pools, respectively, using the pre-determined weightings assigned for each pool, the Compensation Committee in January 2008 determined that the cash incentive pool modifier would be 1.0 (in other words, a multiplier of 100%) and that the equity pool modifier would be 1.24 (in other words, a multiplier of 124%). These pool modifiers determined the overall cash and equity incentive pools available for awards to employees generally and influenced the size of awards made to individual employees, including Named Executives.

The following table provides the performance measures and corresponding cash and equity incentive pool modifiers for 2007, under certain threshold, target and maximum scenarios, as well as actual 2007 performance. None of the measures are independent. The equity pool modifier is informed by both operating return on equity and net written premium growth. The cash incentive pool modifier is informed by both net written premium growth and combined ratio. As a result, each performance measure value between the threshold and the maximum can result in a range of modifiers, based on the corresponding performance measure value. For example, an overall combined ratio of 92.0% could result in a cash pool modifier of 0.45 to 1.70, depending on the net written premium growth value. The table below provides a snapshot of approximate pool modifiers available at different performance measure values, but does not provide the full range of modifiers that can be attained for each performance measure value.

Performance Measure	Threshold	Target	Maximum	Actual Achievement in 2007
Equity measure: Operating Return on Equity	8.0% [0.25 modifier]	16.8% [0.9-1.1 modifier*]	20.9% [1.37-1.75 modifier*]	18.06%
Cash measure: Net Written Premium Growth	(0.75)%-(0.25)% [0.75-0.85 modifier**]	0.75%-1.25% [0.9-1.1 modifier**]	3.75-4.25% [1.9-2.0 modifier**]	1.25%
Cash measure: Combined Ratio	95.5%-96.5% [0.45-0.6 modifier***]	91.5%-92.5% [0.9-1.1 modifier***]	88.5% [1.55-1.7 modifier***]	91.4%

*	Assuming net written premium growth of 1.00%.
**	Assuming combined ratio of 91.5%-92.5%. A higher or lower combined ratio would result in a lower or higher modifier, respectively, provided that any modifier cannot be less than 0.40 nor greater than 2.0.
***	Assuming net written premium growth of 0.75%-1.25%. A higher or lower net written premium growth would result in a higher or lower modifier, respectively, provided that any modifier cannot be less than 0.40 nor greater than 2.0.

Determining Individual Awards.    If the PIC Plan’s operating return on equity minimum of 8% has been met, the Compensation Committee then determines whether to award individual incentives for Named Executives, and if so, at what level. Its discretion in determining award amounts, if any, is largely informed by the following:

•	Achievement against company performance measures, which is primarily expressed by the pool modifier;

•	Individual performance against pre-established financial, operational and leadership goals for the year; and

•

Pre-established guidelines regarding award amounts for each Named Executive that are typically expressed as a percentage of salary and are set according to his or her role with the company and with consideration of competitive compensation data.

Each Named Executive provided our CEO with a self-assessment of his performance for the fiscal year against individual goals. For Named Executives other than the CEO, the Compensation Committee considers recommendations by the CEO based on the CEO’s assessment of their performance for the year and other factors such as sustained contribution to the company, uniqueness of skills, marketability, and potential for advancement. The Compensation Committee gives the CEO’s recommendations significant weight in its deliberative process, but final decisions with respect to the Named Executives’ compensation are made by the Compensation Committee.

The Compensation Committee similarly determines the CEO’s awards, based on company performance and achievement of her individual performance goals.

2007 Incentive Compensation for Named Executives.    The Compensation Committee adjusted incentive awards for Named Executives depending on the results achieved for individual goals. The

Committee reviewed the individual performance goals of each Named Executive at the beginning of 2007 and evaluated their respective performance in light of these goals after the end of the fiscal year. The performance upon which each Named Executive was evaluated related to the following individual objectives. In each case, the Named Executive substantially achieved his or her goals overall.

Name	Individual Performance Goals

CEO—P. Reynolds

•       Growing our policies in force at a rate greater than the industry average, without sacrificing our profitability

•       Improving our business processes throughout the company in order to deliver higher quality products and services for our customers and agent partners at a lower cost

•       Satisfying a diverse public whose expectations of excellence continue to rise

•       Investing in the future by developing our agents and employees

CFO—R. Kari

•       Continuing to build transparency and refine investment for value-oriented investors

•       Advancing efforts to improve business process efficiency in meeting customer requirements

•       Enhancing strategic planning processes

•       Building strength and experience in financial personnel

Chief Legal Officer—A. Chong

•       Managing our outside legal fees

•       Providing guidance and support on corporate governance matters

•       Building on staff productivity improvements while maintaining quality representation

•       Efficiently use and evaluate resources to defend our customers

•       Raising the quality of our engagement with regulators

EVP, Fulfillment— E. Martinez	• Developing strategy for key fulfillment groups • Efficient management of departmental expenses • Improving customer service

Chief Business Officer— A. Mysliwy

•       Developing marketing campaigns to increase customer awareness

•       Refining communications to agent partners and customers

•       Effective management of business processes

•       Providing the work environment and tools to enhance attraction, retention, innovation and collaboration

The cash incentives that the Compensation Committee awarded to the Named Executives based on company and individual performance with respect to 2007 are reflected in the Summary Compensation Table on page 34. The Compensation Committee also awarded each Named Executive, other than Mr. Mysliwy who left Safeco in early 2008, with equity incentives for 2007 performance in the form of RSRs and stock options with specified economic values. 75% of the economic value was converted into RSRs by dividing the economic value by the average closing price of our common stock for the 20 trading-day period from February 14, 2008 through March 13, 2008, which was $46.16. These RSRs vest 100% on March 14, 2010. The remaining 25% of the economic value of the total equity award was awarded in stock options, using the same 20 trading-day average price and a Black-Scholes discount factor to determine the number of shares covered by the stock option. The stock options vest 100% on March 14, 2011. As with all stock options we grant, the exercise price of these options was the closing price of our common stock on the date of grant, which on March 14, 2008 was $42.48. These equity incentives that the Compensation Committee granted to the Named Executives with respect to 2007 performance are shown in the table below.

Name	Total Value of Equity Incentive Awards Granted in 2008 for 2007 Performance ($)	Shares Underlying RSR Incentive Award (#)	Shares Underlying Option Incentive Award (#)
Reynolds	4,030,000	65,479	128,390
Kari	1,329,900	21,608	42,369
Chong	1,027,650	16,697	32,739
Martinez	1,269,450	20,626	40,443

Equity: Rationale; Types and Terms of Awards

Rationale.    We make equity awards for a number of reasons. In general, equity awards motivate performance, align executives’ interests with shareholders’ interests, and help keep our compensation program competitive. Once equity awards are granted, they increase in value when our share price appreciates over time. This is particularly true in the case of stock options. Accordingly, equity awards help motivate our executives to manage our business in a way that enhances prospective shareholder value. The dividend equivalents we pay on RSRs (which we pay at the same rate as our dividends on common stock) also help motivate near-term operating performance. Because the value of RSRs is not tied to an exercise price, RSRs also help continue to motivate executives to stay with the company and manage our business well in a volatile market. Service-based vesting for all equity awards helps us retain talent and foster the ongoing engagement of our executive team.

Types of Grants.    Historically, we have used a number of different types of equity awards in our equity incentive program. In 2007, our primary long-term incentive vehicles were RSRs and stock options. Once awarded, RSRs and stock options generally vest based solely on continued service. However, the amount of the annual equity incentive award we make for any individual takes into account both company and individual performance for the previous year. We did make equity awards in the form of RSRs and stock options to Eric Martinez in 2007 that were not based on performance for the previous year. These awards were granted in connection with his hiring. Equity awards to new hires help to immediately align their interests with shareholders, promote retention and shareholder value creation, and help induce talented executives to accept employment with us.

LTIP, Vesting.    While performance-based equity incentive awards granted to Named Executives are made within the framework of the PIC Plan, another shareholder-approved plan governs the terms and conditions pursuant to which their and all other employees’ equity awards are made. This equity plan is the Long-Term Incentive Plan of 1997, as amended (LTIP). This plan permits the issuance of various types of equity awards, including both RSRs and stock options. Equity awards granted under the LTIP before 2007 typically vested over time, based on service with the company. They typically would vest in 25% annual increments over a four-year period starting in February of the year following the grant date. We began using cliff vesting for RSRs awarded in or after 2007, instead of vesting in increments over time. RSR awards now typically vest and settle 100% in the second year after the grant date. Our stock options typically vest and become exercisable in the third year after grant. Our objective in this change was to enhance the effectiveness of these awards in retaining key leadership talent. The exercise term for options granted in or after 2007 will be seven years from grant date. In the past, our stock options were typically granted with a ten-year term.

Starting in December 2006, we began settling RSRs only in shares, except to the extent necessary to satisfy tax withholding obligations or when the settlement value is deferred into a deferred compensation arrangement, or in the event of accelerated settlement upon a change in control. When options vest, they become exercisable; upon exercise, the executive may retain the shares or sell the shares and receive the cash gain resulting from the difference between the shares’ market price and exercise price.

Mix of Awards.    The Compensation Committee regularly re-examines the mix of equity awards made under the LTIP and considers the best allocation among various awards. Before 2007, 100% of annual equity awards were granted as RSRs. Stock options were issued only in special cases as inducements to employment. In 2007, we decided to re-introduce the use of stock options in our annual equity incentive program to make our equity program more forward-looking. We believe the tendency of cash incentives and, to a lesser extent, RSRs to focus on retrospective performance is balanced by stock options, which are more focused on prospective creation of shareholder value. We made a special transitional stock option grant to members of senior management, including our Named Executives, in February 2007 to accelerate our transition. The economic value of this special grant equaled 25% of the target equity award value for each recipient. This transitional option grant was made in addition to, and not as part of, the equity incentive grant made in 2007, which was in the form of an RSR award, with respect to 2006 performance. Starting in 2008, the overall equity incentive award consists of both RSRs and stock options, with the overall equity award amount being based on individual and company performance.

Perquisites

In general, Safeco does not offer Named Executives significant perquisites or other personal benefits. One program we do offer to Named Executives, as well as other employees based on job level, is relocation assistance. We have found that this type of a program is critical to successfully attracting recruits from other locations to our headquarters in Seattle and getting them started with our company quickly. Our relocation program provides assistance with moving and payment of related expenses, including assistance with the sale of a home, when employees relocate upon hire or are transferred within the company. The program, including home sale assistance, is administered through a third-party relocation assistance firm.

Through a time-share arrangement, we own a fractional interest in an aircraft operated by a third party, and we make the aircraft available to senior executives and the non-executive board Chair primarily for Safeco business purposes. From time to time, a spouse may accompany one of these individuals to Safeco business events at Safeco’s request. We reserve the flexibility to allow personal use of the aircraft, but no such personal use occurred in 2007, with two minor exceptions. Mr. Martinez’s family traveled with him on the aircraft when they relocated to Seattle and Mr. Brown, our non-executive Chairman, had a lay-over en route to a Safeco board meeting for personal reasons.

Health and Welfare Benefits

Health and welfare benefits—such as life insurance, short-term and long-term disability plans, holidays and vacation—form another element of our Named Executives’ compensation. These benefits are generally provided to all salaried employees on the same basis, with certain coverage amounts adjusted for the employee’s pay level. Having a competitive benefits program helps keep our overall compensation program competitive.

Post-Employment Compensation Programs

Other elements of our Named Executives’ compensation can, in certain circumstances, be paid in connection with their departure from the company, such as in connection with retirement, involuntary termination, death, disability or a change in control of the company.

Retirement.    Retirement benefit opportunities for our Named Executives are tied primarily to annual compensation according to the formula applied to all plan participants. Our 401(k) Plan is available on the same basis to all employees who meet minimum service requirements. The Cash Balance Plan (CBP) was frozen on January 1, 2008 and will be terminated in connection with a redesign of our future savings program; however, participants with benefits accrued in the CBP will continue to receive interest credits through termination. The 401(k) and the CBP were designed to be tax-qualified under the Internal Revenue Code, thereby permitting participants not to recognize taxable income on contributions and earnings until they receive distributions from the plans. We believe our future savings program helps keep our overall compensation program competitive.

Safeco also offers a Deferred Compensation and Supplemental Benefits Plan (DCP) for certain highly compensated executives. The primary purpose of the DCP is to restore the retirement benefit opportunities that participating executives would be entitled to under the terms of the 401(k) and CBP absent Internal Revenue Code limitations. These executives may elect to defer salary, bonus, settlements of RSRs, and RSR dividend equivalents into the DCP on a tax-deferred basis, and Safeco makes restorative credits to the DCP on the same basis as to the 401(k) and the CBP absent Internal Revenue Code limitations. We provide the DCP because we believe it helps keep the compensation program for our senior executive team competitive.

Severance.    Safeco also has made from time to time, and may in the future make payments to Named Executives upon their departure from the company. We make such payments for various reasons, depending on the circumstances of the departure. Our reasons typically include obtaining non-compete and non-solicit commitments, protecting our intellectual property, providing for a smooth transition, and obtaining a release of claims. We believe severance arrangements can serve the interests of the company and our shareholders when these or other business objectives are met.

The Compensation Committee has approved severance guidelines applicable to executives generally, including the Named Executives other than the CEO. These guidelines, which provide a suggested range of cash, equity acceleration and limited other severance benefits, are intended to promote consistency and control costs. We discuss these severance guidelines in more detail starting on page 47.

In December 2007, we agreed to severance and related benefits in connection with the resignation of Allie Mysliwy, who served as our Executive Vice President and Chief Business Officer through the end of 2007. The compensation arrangements in connection with Mr. Mysliwy’s resignation were within our executive severance guidelines and took into account his past contributions to the company, the specific facts and circumstances of his separation, including the provision of transition services through the end of February 2008 and release of claims to which he agreed. Mr. Mysliwy’s severance compensation is described in more detail starting on page 52.

Change in Control.    Our LTIP provides that immediately before a change in control of Safeco, the vesting of all equity awards will accelerate. We have also entered into Change in Control Severance agreements with our Named Executives that provide for certain benefits in connection with a termination occurring after a change in control. Under these agreements, involuntary termination without cause or voluntary termination for good reason within seven years of a change in control will trigger certain payments, as will voluntary termination by the employee within the thirteenth full calendar month after a change in control. Safeco has provided change in control severance agreements to certain members of senior management for many years, at least since the mid-1980s. We have continued to provide this benefit to certain incoming members of senior management since then, in part to maintain consistency and equal footing among these individuals. The agreements help make our compensation programs for senior executives competitive, and can serve shareholders’ interests by limiting the potential distraction of, and retention risk with respect to, senior management in the event of a potential change in control. The agreements also help manage the costs associated with retention and transition services in connection with a potential change in control. Details regarding our Named Executives’ Change in Control Severance Agreements are given starting on page 45.

In early 2008, the Compensation Committee approved a new form of Change in Control Severance agreement, reflecting changes to comply with Section 409A of the Internal Revenue Code and to better reflect the current market and governance environment for executive compensation, that will be entered into with newly hired executives on a case-by-case basis.

Putting All the Compensation Elements Together

When the Compensation Committee makes decisions regarding the compensation of our Named Executives, it first considers each significant element separately—base salary, cash incentive opportunity, equity incentive award opportunity and benefits—with a view to ensuring that each element is competitive and otherwise calibrated appropriately to the role played by the executive and his or her performance. It also considers how significant elements affect one another, such as base salary affecting cash and equity incentive opportunities; how all elements combine to form an executive’s total compensation; and how adjustments would affect amounts payable to an executive upon departure from the company under various circumstances.

To keep a current comprehensive picture of total compensation for Named Executives and other senior executives, the Compensation Committee uses a tally sheet developed for each individual showing all elements of compensation. The tally sheets separately show realized values year-to-date and for the past four years of (a) salary, (b) bonus, (c) dividend equivalents, (d) settlement of RSRs, (e) exercise of stock options, (f) retirement benefit contributions and credits, (g) health and welfare premiums and (h) perquisites. The tally sheets also show unrealized values with respect to equity awards and retirements for the current year and the past four years, as well as total unrealized values for these items for the same periods.

In addition, the tally sheets show projected amounts potentially payable under various termination scenarios. The tally sheets are intended to allow the Compensation Committee to evaluate discrete compensation decisions in the context of each Named Executive’s actual and projected total compensation.

Certain Executive Compensation Policies, Practices and Considerations

Employment Agreements

Currently, we do not have employment agreements with our executive officers, and we generally prefer to maintain at-will employment relationships with our employees, including our Named Executives. However, we reserve the flexibility to enter into employment agreements when we believe it is appropriate under the circumstances. Consistent with our general practice of not having employment contracts with our executive officers, our employment agreement with Arthur Chong, dated October 14, 2005, was terminated on July 30, 2007. Mr. Chong continues to be employed, at-will, as our Executive Vice President and Chief Legal Officer.

Executive Stock Ownership Policy

Informed by our objective of linking compensation to shareholder interests, the Compensation Committee established a stock ownership policy for our executive officers in 2002. The ownership requirement is based on the executive’s position within the company, calculated with reference to annual salary and subject to a five-year acquisition period. Below we estimate the approximate stock ownership requirements and holdings for our Named Executives who remain in our employment, as of the deadlines specified:

Name	Position	Shares & Equivalents Currently Held*	Approximate Requirement as of Deadline**	Deadline
P. Reynolds	President and CEO	125,114	105,383	January 2011
R. Kari	Executive Vice President and CFO	24,415	35,668	June 2011
A. Chong	Executive Vice President and Chief Legal Officer	36,314	27,562	November 2010
E. Martinez	Executive Vice President – Fulfillment	16,602	34,047	July 2012

*	As of February 29, 2008.
**	Calculated using the closing price of Safeco common stock as of February 29, 2008 ($46.26), as well as the annual salary of each Named Executive on that date.

Executives subject to the policy must acquire and retain, until they leave Safeco, a specified number of shares or certain share equivalents by the end of a five-year period. Share equivalents include shares owned by the executive in trust and share equivalents owned through the Safeco Stock Ownership Fund (an investment option of our 401(k)), the Safeco Stock Ownership Fund measurement fund under our Executive DCP and unvested RSRs. For purposes of our stock ownership requirements, share equivalents do not include stock options. Under our executive stock ownership policy, settled RSRs must generally be retained in shares until applicable share ownership requirements are met. If executives elect to defer settlement of RSRs into the DCP, the deferral must be allocated to the DCP’s Safeco Stock Ownership Fund measurement fund. The Compensation Committee reviews compliance with the stock ownership policy annually and periodically reviews the share ownership requirements to ensure they continue to be appropriate. We believe our Named Executives are on track to meet applicable ownership requirements within the five-year timeframe.

“Clawback” Provisions in Equity Awards

Equity grant agreements made under our LTIP provide for certain forfeitures due to activity harmful to or competitive with Safeco by the employee within one year after settlement or exercise or one year after termination, whichever is later (the restricted period). The grant agreements allow Safeco to terminate rights under the agreement or to seek repayment for the value realized during the restricted period if the employee engages in such harmful or competitive activity. Safeco’s rights include the ability to set off other amounts payable to the employee by the amount it could recover under these provisions, which are sometimes called “clawback” provisions.

The agreements define the harmful activity to include engaging in job-related conduct for which criminal or civil penalties may be sought, accepting employment with or otherwise assisting a competitor without Safeco’s prior consent, disclosing or misusing Safeco confidential information and participating in a hostile attempt to acquire control of Safeco, each as may be determined by Safeco’s Board of Directors.

Equity Grant Practices

Timing and Pricing.    Safeco does not have a practice of coordinating, and does not plan to coordinate, the timing of option or other equity grants with the release of material non-public information. Named Executives and other leadership employees are considered for equity awards on an annual basis in connection with our annual employee performance review and compensation adjustment cycle. At a regularly scheduled meeting during the first quarter of the year, which typically occurs in January or February, the Compensation Committee establishes the overall equity pool and determines economic values for individual equity awards to our Named Executives and other key personnel. An equity award recipient’s “economic value” is a set dollar amount that is subsequently converted to a number of shares based on a 20-trading day average closing price of our common stock.

In the case of new hires, the date of grant is the first business day of employment, whether the grant is made by the Compensation Committee or the Incentive Plan Committee. Stock options are granted with an exercise price equal to the closing market price of our common stock on the date of grant. Our LTIP does not allow for the grant of discounted options.

The Compensation Committee, or the Incentive Plan Committee in certain circumstances described below, may also approve, and has from time to time approved, special equity grants (such as retention grants) outside the regular annual award cycle or new hire grant process.

Delegation of Authority.    In August 2006, the Compensation Committee designated Safeco’s CEO, so long as he or she is also a member of the Board of Directors, its chief legal officer and its head of human resources as the Incentive Plan Committee. The Compensation Committee has delegated to the Incentive Plan Committee the authority to grant equity awards under our LTIP for new hires or for retention purposes, as long as the award recipients are not among Safeco’s ten most highly compensated employees, or Section 16 officers. This delegation of authority is subject to guidelines approved by the Compensation Committee, limiting the amounts of awards that may be granted. Each new hire grant recommendation is developed in coordination with our human resources organization before an offer is presented. The human resources organization values proposed awards in relation to equity that may be forfeited at the new hire’s current employer, establishes the type of grant and grant terms, and keeps an accounting of all awards. The Compensation Committee receives a summary report of all actions taken by the Incentive Plan Committee at each of its meetings. The Compensation Committee’s charter also permits the Compensation Committee Chair to approve equity compensation for any new hire who will be among our ten most highly paid employees, provided that two other members of the Compensation Committee also approve the compensation if the individual will be a Section 16 officer (which our Named Executives typically are).

Role of Executive Officers

The responsibility to oversee Safeco’s compensation programs generally, and all significant decisions regarding Named Executives’ compensation, resides with the Compensation Committee. Safeco’s management provides support to the Compensation Committee in this role, supplying analysis and recommendations for its consideration. The Compensation Committee considers CEO recommendations regarding compensation decisions for Named Executives other than herself, as well as information and recommendations provided by Safeco’s human resources organization.

Tax and Accounting Treatment

Tax Treatment.    One factor the Compensation Committee considers in structuring our compensation programs is the extent to which Safeco will be able to deduct the compensation for federal income tax purposes. Under Section 162(m) of the Internal Revenue Code, Safeco’s deduction for certain compensation paid to the Named Executives, except for the Chief Financial Officer, is subject to an annual limit of $1 million per employee, unless it is deferred or considered performance-based. In 2005, our shareholders approved the PIC Plan (Performance Incentive Compensation Plan), under which cash and equity incentive awards to Named Executives can qualify as performance-based, and therefore not be subject to this limitation on deductibility. Deductibility is only one factor that influences our compensation decisions, and there may be times when other interests outweigh our interest in securing deductibility.

Another tax-related factor that influences the structure of our executive compensation programs is Section 409A of the Internal Revenue Code, whose limitations primarily relate to deferral of compensation.

Accounting Treatment.    The Compensation Committee also considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity award program. For example, starting in December 2006, we began settling RSRs in stock resulting in an accounting expense associated with these awards that is fixed at the date of award (although accounting adjustments will still be made for forfeited awards or changes to vesting should these events occur) rather than variable. The share settlement requirement also helps promote stock ownership by senior management.

The purpose of the table below is to show all compensation paid with respect to 2007 to our CEO, CFO, and three other most highly compensated executive officers as of the end of the year. All individuals listed in the table are referred to in this proxy statement as “Named Executives.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-equity Incentive Plan Compen- sation ($) (5)	Change in Pension Value & Nonqualified Deferred Compen- sation Earnings ($) (6)	All Other Compen- sation ($) (7)	Total ($)
Paula Rosput Reynolds, President & CEO	2007	962,500	0	2,674,571	975,719	1,250,000	29,191	121,771	6,013,752
	2006	925,000	1,110,000	1,422,021	941,785	888,000	0	854,527	6,141,333
Ross Kari, EVP & CFO (8)	2007	550,000	0	574,350	116,252	423,500	8,510	8,430	1,681,042
	2006	291,667	385,000	86,376	24,649	308,000	0	666,205	1,761,897
Arthur Chong, EVP & Chief Legal Officer	2007	418,750	0	787,408	53,861	322,438	29,340	47,497	1,659,294
	2006	400,000	250,000	673,953	0	546,000	946	22,972	1,893,871

R. Eric Martinez, Jr. EVP, Fulfillment (9)	2007	262,500	500,000	173,531	48,853	367,500	0	215,512	1,567,896
Allie Mysliwy, EVP, Chief Business Officer (10)	2007	363,667	0	649,457	51,311	254,567	34,984	62,479	1,416,465
	2006	312,000	0	746,793	109,430	371,000	25,175	61,573	1,625,971

(1)	The amounts shown in this column represent salary paid during the given year. For executives who were hired during the year or had a salary rate increase during the year, this amount is less than their annual base rate of salary. Amounts shown in this table also include amounts an executive may have elected to defer into the DCP.

(2)	This column reports cash bonuses that were promised and paid without regard to company performance, such as sign-on and guaranteed bonuses. Accordingly, amounts shown here represent the guaranteed portion of Ms. Reynolds’ bonus; the guaranteed portion of Mr. Kari’s bonus; Mr. Chong’s sign-on bonus; and Mr. Martinez’s sign-on bonus.

(3)	This column shows the dollar amount recognized as an expense for financial statement reporting purposes for the given fiscal year ended December 31, in accordance with FAS 123(R), in connection with RSRs awarded to the Named Executives. For Ms. Reynolds, Mr. Kari, Mr. Chong and Mr. Mysliwy, amounts shown for 2007 include amounts associated with awards granted in prior year(s). For Mr. Chong and Mr. Mysliwy, amounts shown for 2006 include amounts associated with awards granted in prior year(s). Assumptions used in the calculation of these amounts are included in footnote 11 to our audited financial statements for the fiscal year ended December 31, 2007 and footnote 12 to our audited financial statements for the fiscal year ended December 31, 2006 included in Safeco’s Annual Reports on Form 10-K filed with the SEC on February 28, 2008 and February 23, 2007, respectively, and available at www.safeco.com. However, pursuant to SEC rules, the amounts shown above do not reflect any assumption that a portion of the awards will be forfeited.

(4)	This column shows the dollar amount recognized for financial statement reporting purposes for the given fiscal year ended December 31, in accordance with FAS 123(R), in connection with stock options awarded to the named executives. For Ms. Reynolds, Mr. Kari, Mr. Chong and Mr. Mysliwy, amounts shown for 2007 include amounts associated with awards granted in prior year(s). For Mr. Mysliwy, amounts shown for 2006 include amounts associated with awards granted in prior years. Assumptions used in the calculation of these amounts are included in footnotes to our financial statements as described above. However, pursuant to SEC rules, the amounts shown above do not reflect any assumption that a portion of the awards will be forfeited.

(5)	We treat cash awards under our PIC Plan as non-equity incentive plan compensation as this term is defined by the SEC. Awards are made to Named Executives under this plan based on company and individual performance.

(6)	Amounts shown represent the annual increase in the actuarial present value of the individual’s accumulated benefit under our CBP plus the annual increase in value of the individual’s Excess CBP Sub-Account. Earnings on nonqualified deferred compensation balances are not included in this column because these earnings are not treated as above-market or preferential.

(7)	Amounts shown for 2007 are explained in further detail in the table and narrative below. Pursuant to SEC Rules, we do not report the dividend equivalents we pay on RSRs, which we pay at the same rate as dividends on our outstanding shares of common stock.

Name	Safeco 401(k) Contribution ($)	Safeco DCP Contribution ($)	Tax Gross Ups ($)	Relocation Assistance ($)	Personal Use Auto/ Aircraft ($)	Other ($)	Total ($)
Reynolds	15,750	105,571	0	0	0	450	121,771
Kari	6,750	1,500	0	0	0	180	8,430
Chong	17,310	29,942	0	0	0	245	47,497
Martinez	0	0	32,309	155,349	27,779	75	215,512
Mysliwy	24,311	37,988	0	0	0	180	62,479

401(k) and DCP Contributions.    Amounts shown in these columns reflect Safeco contributions and credits to the executive’s 401(k) Plan and DCP accounts, respectively, but excluding credits to the Excess CBP Sub-Account, which are reflected in the column entitled “Change in Pension Value & Nonqualified Deferred Compensation Earnings.”

Tax Gross-Ups.    All tax gross-ups for Mr. Martinez were in connection with relocation assistance.

Personal Use Auto/Aircraft.    For Mr. Martinez, amounts shown represent the incremental costs of $7,487 for personal use of company automobile and $20,292 for personal use of company aircraft. The incremental cost of personal use of company aircraft is calculated by aggregating the variable costs for personal use of aircraft that was charged to Safeco by the vendor that operates our leased aircraft. These costs include the regular hourly charge, the fuel variable charge, the domestic segment fee and the federal excise tax charge. Because the aircraft is leased primarily for business use, fixed costs such as monthly lease payments are not included in this calculation. For tax purposes, income is imputed to the executive for non-business travel based on a multiple of the Standard Industry Fare Level (SIFL) rates.

Relocation Assistance.    For Mr. Martinez, amounts shown for relocation assistance represent the aggregate incremental cost to Safeco of relocation assistance we provided through a third-party relocation assistance firm, including a moving allowance, cost of moving household goods, temporary housing, home purchase assistance (closing costs, loan-related fees, agent and inspector fees) and costs to maintain his former home while it was on the market in 2007. At the time this proxy statement was filed, a third-party relocation firm continues to market Mr. Martinez’s former home for sale.

Other.    Includes employer-paid life insurance premiums.

(8)	Safeco appointed Mr. Kari as Chief Financial Officer and Executive Vice President effective June 21, 2006.

(9)	Safeco appointed Mr. Martinez as Executive Vice President, Fulfillment effective July 1, 2007.

(10)	Mr. Mysliwy resigned as our Executive Vice President, Chief Business Officer on December 31, 2007, but Mr. Mysliwy remained an employee of Safeco until February 29, 2008 providing transition services.

GRANTS OF PLAN-BASED AWARDS – 2007

Name	Grant Date	Date of Comp. Committee Action (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value ($) (6)
			Target ($)	Maximum ($)
Reynolds			1,250,000	3,750,000
	2/22/07	2/20/07				45,882	68.70	666,670
	2/22/07	2/7/07			37,442			2,572,265
Kari			385,000	1,155,000
	2/22/07	2/20/07				17,733	68.70	257,662
	2/22/07	2/7/07			14,471			994,158
Chong			297,500	892,500
	2/22/07	2/20/07				12,897	68.70	187,395
	2/22/07	2/7/07			10,524			722,999
Martinez			367,500	1,102,500
	7/1/07	4/25/07				25,361	62.26	290,995
	7/1/07	4/25/07			16,602			1,033,641
Mysliwy			252,000	756,000
	2/22/07	2/20/07				10,188	68.70	148,033
	2/22/07	2/7/07			8,314			571,172

(1)	Dates for Compensation Committee action awarding grants effective on February 22, 2007 for the Named Executives reflect the practice of the Compensation Committee to approve an equity award with a specified expected economic value at its regularly scheduled first quarter meeting, with the actual number of shares underlying the award to be determined with respect to the average closing price over a period of time (typically 20 trading days) preceding the actual grant date. The dates of Compensation Committee action with respect to equity granted to Mr. Martinez when he joined Safeco vary from the date of grant, as shown, because the Compensation Committee approved the awards when they approved his offer of employment, with a grant date effective on the date he commenced employment.

(2)	Amounts shown in the “Target” column reflect applicable individual salary percentage guidelines and 2007 base salary, both as of April 2007, and assume no incentive pool modifier. The “Maximum” amounts shown reflect a maximum cash incentive award of 300% of target, regardless of the value of the cash incentive pool modifier with respect to company results. Cash incentives payable to Named Executives for any year are also subject to the PIC Plan, which imposes a maximum per-person annual limit on cash incentives of $6,000,000.

(3)	Amounts shown represent the number of shares of common stock underlying RSRs awarded pursuant to the LTIP. RSRs are subject to service-based vesting, and awards made in 2007 typically vest and settle 100% on February 13 of the second year after the grant date, except that the RSR award for Mr. Martinez vests 30% on July 1, 2008, 30% on July 1, 2009 and 40% on July 1, 2010.

(4)	Amounts shown represent the number of shares of common stock underlying options awarded pursuant to the LTIP. Stock options issued under this plan are subject to service-based vesting. Vesting schedule details with respect to outstanding equity awards at year-end, including 2007 option and RSR grants, can be found following the table called “Outstanding Equity Awards at December 31, 2007.”

(5)	The exercise price of stock options granted under the LTIP is the closing share price of our common stock on the date of grant. Accordingly, the exercise prices shown in this column reflect our closing share prices on February 22, 2007 and June 29, 2007 (the previous business day before the grant since July 1, 2007 was not a business day).

(6)	Grant Date Fair Value Column. Shows aggregate grant date fair value of RSRs and stock options computed in accordance with FAS 123(R), as follows:

a.	For RSRs, grant date fair value is computed by multiplying the number of shares underlying the award by the closing stock price on date of grant, or if the grant date falls on a weekend, the closing stock price on the previous business day. The closing stock prices for the grant dates shown in the table were:

Date	Closing Price
2/22/07	$68.70
7/01/07	$62.26 (on 6/29/07)

b.	For options, the grant date fair values we report here are computed in accordance with FAS 123(R) based on a Black-Scholes valuation model. You can find out about the assumptions underlying our Black-Scholes valuation model by reading footnote 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on February 28, 2008 and available at www.safeco.com.

Discussion – Summary Compensation Table and

Grants of Plan-Based Awards Table

Below we discuss material factors necessary to understand the information we provide in the Summary Compensation Table and Grants of Plan-Based Awards Table.

Dividends.    We pay dividend equivalents on RSRs. The applicable dividend rate is the same as it is for all outstanding shares of Safeco common stock, and is determined by our Board of Directors. For 2007, we paid a quarterly dividend of $0.30 per share in the first and second quarters and $0.40 per share in the third and fourth quarters. Pursuant to SEC rules, dividend equivalents are not reported in the Summary Compensation Table because they are factored into the grant date fair value required to be reported in the Grants of Plan-Based Awards table.

2007 Equity Grants.    The equity grants shown in the Grants of Plan-Based Awards table are all of the equity awards we made in 2007 to our Named Executives. For Mr. Martinez, who joined Safeco in July 2007, these equity awards were made in connection with his hiring. For the other Named Executives, the February equity awards were based on individual and company performance during 2006.

Assumptions Underlying Change in Pension Values.    The Summary Compensation Table column entitled “Change in Pension Value & Nonqualified Deferred Compensation Earnings” reflects the 2007 change in value of two elements: the Cash Balance Plan (CBP) account and the related, supplemental portion of the Deferred Compensation Plan (DCP) that we refer to as the Excess CBP Sub-Account.

The change in pension value with respect to the CBP is based on the present value of the accumulated CBP benefit as of two dates: December 31, 2006 and December 31, 2007. The present value of the accumulated CBP benefit at a given date is determined in two steps. First, the accumulated benefit is calculated by projecting the employee’s account balance as of the calculation date with 5% interest to normal retirement age (age 65) and dividing by 73. The resulting value is an escalating quarterly annuity payable at age 65. Second, using assumptions consistent with those used for disclosure purposes under Statement of Financial Accounting Standards 87, “Employers Accounting for Pensions” (SFAS 87), as amended, the present value of this benefit is converted to a lump-sum form of payment and the lump-sum amount is discounted back to the current calculation date using the SFAS 87 discount rate assumption. Once the present values of the accumulated CBP benefit for the beginning and end of the year are determined, the beginning value is subtracted from the ending value, and the difference is included in the Summary Compensation Table’s column entitled “Change in Pension Value & Nonqualified Deferred Compensation Earnings.”

The second element included in this column is the annual change in value of the Excess CBP Sub-Account. The change in value for this element equals a pay-based credit plus an annual interest credit. The pay-based credit equals 3% of eligible compensation (salary and bonus) in excess of the Internal Revenue Code’s Section 401(a)(17) limit, which in 2007 was $225,000. The interest credit is a 5% annual interest credit applied to the account balance on a monthly basis. Together, the pay-based credit and the interest credit represent the increase in value of the Excess CBP Sub-Account from one year to the next, and this sum is included in the Summary Compensation Table’s column entitled “Change in Pension Value & Nonqualified Deferred Compensation Earnings.” The method of calculation described above for the increase in value of the Excess CBP Sub-Account is our method of calculating the increase for record-keeping and financial reporting purposes. If and when benefits are actually paid, we conduct an actuarial calculation to ensure that the value paid is not less than the amount required by the governing plan document, which is the same calculation as described above with respect to calculation of the present value of the accumulated CBP benefit.

You can find out more about the assumptions underlying our CBP calculations, as well as additional information regarding our obligations with respect to the CBP and the DCP (including the Excess CBP Sub-Account), in footnote 9 to our audited consolidated financial statements for the fiscal year ended December 31, 2007 included in Safeco’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and available at www.safeco.com.

The following table provides information on equity that has been previously awarded and remained outstanding at the end of 2007, unexercised or unvested, for each of our Named Executives.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Reynolds (3)	0	250,000	57.75	Jan. 3, 2016	112,028	6,237,719
	0	45,882	68.70	Feb. 15, 2014
Kari (4)	2,443	7,327	55.17	June 21, 2016	20,981	1,168,222
	0	17,733	68.70	Feb. 15, 2014
Chong (5)	0	12,897	68.70	Feb. 15, 2014	29,006	1,615,054
Martinez (6)		25,361	62.26	July 1, 2014	16,602	924,399
Mysliwy (7)	0	10,188	68.70	Feb. 15, 2014	28,100	1,564,608
	65,682	0	38.19	May 7, 2013
	1,255	0	33.32	May 1, 2012

(1)	Amounts shown represent the number of shares of common stock underlying outstanding RSR awards.

(2)	The market value shown for all awards in this column was calculated by multiplying $55.68, the closing price of our common stock as of the last business day of the year, which was December 31, 2007, by the number of shares underlying the applicable award.

(3)	Reynolds. The year-end holdings shown for Ms. Reynolds consist of awards that vest or vested as follows:

Type of Award	Grant Date	Original Grant (#)	Vesting Schedule
Option	1/3/06	250,000	50% (125,000 options) vest 1/3/09 25% (62,500 options) vest 1/3/10 25% (62,500 options) vest 1/3/11
Option	2/22/07	45,882	100% (45,882 options) vest 2/15/10
RSR	2/22/07	37,442	100% (37,442 RSRs) vest 2/13/09
RSR	3/10/06	57,148	25% (14,287 RSRs) vested 2/15/07 25% (14,287 RSRs) vest 2/15/08 25% (14,287 RSRs) vest 2/13/09 25% (14,287 RSRs) vest 2/15/10
RSR	1/3/06	42,300	25% (10,575 RSRs) vested 1/3/07 25% (10,575 RSRs) vest 1/3/08 25% (10,575 RSRs) vest 1/3/09 25% (10,575 RSRs) vest 1/3/10

(4)	Kari. The year-end holdings shown for Mr. Kari consist of awards that vest or vested as follows:

Type of Award	Grant Date	Original Grant (#)	Vesting Schedule
Option	6/21/06	9,770	25% (2,443 options) vested 6/21/07 25% (2,442 options) vest 6/21/08 25% (2,443 options) vest 6/21/09 25% (2,442 options) vest 6/21/10
Option	2/22/07	17,733	100% (17,733 options) vest 2/15/10
RSR	2/22/07	14,471	100% (14,471 RSRs) vest 2/13/09
RSR	6/21/06	8,680	25% (2,170 RSRs) vested 2/15/07 25% (2,170 RSRs) vest 2/15/08 25% (2,170 RSRs) vest 2/13/09 25% (2,170 RSRs) vest 2/15/10

(5)	Chong. The year-end holdings shown for Mr. Chong consist of awards that vest or vested as follows:

Type of Award	Grant Date	Original Grant (#)	Vesting Schedule
Option	2/22/07	12,897	100% (12,897 options) vest 2/15/10
RSR	2/22/07	10,524	100% (10,524 RSRs) vest 2/13/09
RSR	3/10/06	13,976	25% (3,494 RSRs) vested 2/15/07 25% (3,494 RSRs) vest 2/15/08 25% (3,494 RSRs) vest 2/13/09 25% (3,494 RSRs) vest 2/15/10
RSR	11/14/05	16,000	25% (4,000 RSRs) vested 11/14/06 25% (4,000 RSRs) vested 11/14/07 25% (4,000 RSRs) vest 11/14/08 25% (4,000 RSRs) vest 11/14/09

(6)	Martinez. The year-end holdings shown for Mr. Martinez consist of awards that vest or vested as follows:

Type of Award	Grant Date	Original Grant (#)	Vesting Schedule
Option	7/1/07	25,361	30% (7,608 options) vest 7/1/08 30% (7,609 options) vest 7/1/09 40% (10,144 options) vest 7/1/10
RSR	7/1/07	16,602	30% (4,981 RSRs) vest 7/1/08 30% (4,980 RSRs) vest 7/1/09 40% (6,641 RSRs) vest 7/1/10

(7)	Mysliwy. The year-end holdings shown for Mr. Mysliwy consist of awards that vest or vested as follows:

Type of Award	Grant Date	Original Grant (#)	Vesting Schedule
Option	2/22/07	10,188	100% (10,188 options) vest 2/15/10
Option	5/7/03	65,682	26% (17,075 options) vested 5/7/04 26% (17,075 options) vested 5/7/05 26% (17,075 options) vested 5/7/06 22% (14,457 options) vested 5/7/07
Option	5/1/02	61,455	26.4% (16,250 options) vested 5/1/03 26.4% (16,250 options) vested 5/1/04 25.6% (15,706 options) vested 5/1/05 21.6% (13,249 options) vested 5/1/06
RSR	2/22/07	8,314	100% (8,314 RSRs) vest 2/13/09
RSR	3/10/06	10,480	25% (2,620 RSRs) vested 2/15/07 25% (2,620 RSRs) vest 2/15/08 25% (2,620 RSRs) vest 2/13/09 25% (2,620 RSRs) vest 2/15/10
RSR	3/11/05	14,204	25% (3,551 RSRs) vested 2/15/06 25% (3,551 RSRs) vested 2/15/07 25% (3,551 RSRs) vest 2/15/08 25% (3,551 RSRs) vest 2/13/09
RSR	5/5/04	19,296	25% (4,824 RSRs) vested 2/15/05 25% (4,824 RSRs) vested 2/15/06 25% (4,824 RSRs) vested 2/15/07 25% (4,824 RSRs) vest 2/15/08

The following table shows aggregate amounts that our Named Executives realized on equity awards during 2007 through exercise of stock options or vesting of RSRs.

OPTION EXERCISES AND STOCK VESTED – 2007

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (1)	Value Realized On Exercise (2) ($)	Number of Shares Acquired on Vesting (#) (3)	Value Realized on Vesting ($) (4)
Reynolds	0	0	24,862	1,654,195
Kari	0	0	2,170	149,513
Chong	0	0	7,494	466,257
Martinez	0	0	0	0
Mysliwy	71,446	1,872,013	11,674	804,339

(1)	Amounts shown represent the gross number of shares acquired on exercise. To the extent that a Named Executive used shares to pay the exercise price or satisfy tax withholding obligations, the actual number of shares acquired would be less than the amounts shown.

(2)	Amounts shown in this column as the value realized upon exercise reflect the difference between the market price of Safeco common stock on the date of exercise and the exercise price of the options. The amount realized has not been reduced to reflect the payment of tax withholding obligations.

(3)	Amounts shown represent the gross number of shares that vested. To the extent that a Named Executive settled an award in cash or used shares to satisfy tax withholding obligations, the number of shares actually acquired would be less than the amount shown.

(4)	Amounts shown in this column as the value realized upon vesting were computed by multiplying the number of shares that vested by the closing price of Safeco common stock on the date of vesting. Amounts shown have not been reduced to reflect the payment of tax withholding obligations.

The table below shows the present value of the accumulated benefit under the terms of our CBP. It shows separately amounts attributable to an associated restorative supplemental cash balance benefit called the Excess CBP Sub-Account. Additional explanation follows the table. Because Mr. Martinez did not complete the initial one-year service requirement before the CBP was frozen, he was not eligible to participate in the CBP or Excess CBP Sub-Account and is not shown in the table.

PENSION BENEFITS AS OF DECEMBER 31, 2007

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)
Reynolds	CBP	1.0	6,976
	Excess CBP Sub-Account	1.0	22,215
Kari	CBP	0.5	7,004
	Excess CBP Sub-Account	0.5	1,506
Chong	CBP	1.1	8,002
	Excess CBP Sub-Account	1.1	22,283
Mysliwy	CBP	25.0	113,431
	Excess CBP Sub-Account	25.0	73,228

(1)	Each listed executive’s number of years credited service is less than his or her years of actual service by at least one year and no more than 13 months, due to our service eligibility requirements, which require an employee to work at Safeco for at least one year to be eligible to participate in the CBP and, if applicable, the Excess CBP Sub-Account.

(2)	For purposes of this table, we assume a retirement age of 65 years, the normal retirement age for purposes of the CBP. If the individuals named in the table were to have not been employed by Safeco as of year-end, the actual amounts payable to them also would have been their actual account balances. For the CBP, the actual account balances as of year-end were as follows:

Name	Actual CBP Account Balances at 12/31/2007 ($)
Reynolds	6,750
Kari	6,750
Chong	7,800
Mysliwy	110,320

For the Excess CBP Sub-Account, actual account balances are shown in the Pension Benefits table. Further information on how the amounts shown in the Pension Benefits table were calculated is given in the narrative below.

How the Cash Balance Plan (CBP) Works

Basics.    The Cash Balance Plan CBP was frozen on January 1, 2008 and will be terminated in connection with a redesign of our future savings program; however, participants with benefits accrued in the CBP will continue to receive interest credits through termination. The CBP was a defined benefit plan established to provide retirement benefits for salaried employees, who become eligible to participate after one year of service with Safeco, provided they work a minimum of 1,000 hours. Safeco also provided a supplemental benefit to Named Executives and other senior executives under the terms of the DCP. This supplemental benefit is a restoration benefit, meaning that it allows participants to accrue amounts on the same basis as they would be entitled to accrue under the CBP if there were no Internal Revenue Code limitations on their participation in the CBP. We called this restoration benefit the Excess CBP Sub-Account.

Benefit Accrual.    Employees did not contribute to the CBP or the Excess CBP Sub-Account. The CBP was credited annually with an amount equal to 3% of eligible annual compensation, which is comprised of base salary and bonus and subject to limitations imposed by Section 401(a)(17) of the Internal Revenue Code. Interest is credited monthly on the cumulative amount credited for prior years at an annual rate of 5%. The Excess CBP Sub-Account accrues a credit based on the same formula with respect to compensation exceeding the Internal Revenue Code limitations.

Calculating Present Value.    With respect to the CBP, we calculate the present value of a participant’s accumulated benefit in two steps. First, the accumulated benefit is calculated by projecting the employee’s account balance as of the calculation date with 5% interest to normal retirement age (age 65) and dividing by 73. The resulting value is an escalating quarterly annuity payable at 65. Second, using assumptions consistent with those used for SFAS 87 (as amended) disclosure purposes, the present value of this accumulated benefit is converted to a lump sum form of payment and that lump sum amount is discounted back to the current calculation date using the SFAS 87 discount rate assumption.

With respect to the Excess CBP Sub-Account, the reported present value is the same as the actual account value (vested or unvested) and no actuarial calculation was conducted. The reported present value of the Excess CBP Sub-Account above reflects our method of calculating the present value of this account for record-keeping and financial reporting purposes. If and when benefits are actually paid, we conduct an actuarial calculation to ensure that the value paid is not less than the amount required by the governing plan document, which is the same calculation as described above with respect to calculation of the present value of the accumulated CBP benefit. We believe that the amounts reported here pursuant to our record-keeping method of calculation do not differ materially from amounts that would result from the actuarial method of calculation set forth in the plan document.

You can find out more about the assumptions underlying our CBP calculations, as well as additional information regarding our obligations with respect to the CBP and the DCP (including the Excess CBP Sub-Account), in footnote 9 to our audited consolidated financial statements for the fiscal year ended December 31, 2007 included in Safeco’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and available at www.safeco.com.

Vesting.    Prior to January 1, 2008, an employee’s balance in the CBP and Excess CBP Sub-Account became vested at a graduated rate, starting after two years of service with full vesting after five years of service. When the CBP was frozen, all unvested balances of the participants became vested.

Distributions.    Participants may elect to receive, after termination of employment, a lump-sum distribution of their CBP balances or an annuitized payment from the CBP’s trust fund. After termination of the CBP, participants may elect, among other things, to roll over their CBP balance into the 401(k) Plan, receive a lump-sum distribution of their CBP balance or receive an annuitized payment. The annuitized payments are made quarterly and annuity options include single life as well as a joint and 50% survivor payment. Participants have the ability to request level payments or actuarially equivalent escalating payments.

With respect to Excess CBP Sub-Accounts, participants who leave Safeco can choose to receive a lump-sum distribution, annual installment payments not to exceed a period of 20 years, or a combination of the two. Alternatively they may maintain their balance and allocate it to the same measurement funds available under the DCP.

Retirement.    There is no feature with respect to the CBP or Excess CBP Sub-Account that enhances benefits upon early retirement, and Safeco does not grant additional service credits with respect to these plans. No Named Executive is eligible to retire for purposes of the CBP or Excess CBP Sub-Account.

Nonqualified Defined Contribution and

Other Nonqualified Deferred Compensation Plans

The following table shows contributions, earnings, withdrawals and balances under our Deferred Compensation and Supplemental Benefit Plan for Executives, or DCP. The amounts shown here exclude amounts attributable to the Excess CBP Sub-Account.

NONQUALIFIED DEFERRED COMPENSATION – 2007

Name	Executive Contributions in 2007 ($) (1)	Safeco Contributions in 2007 ($)(2)	Aggregate Earnings in 2007($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Dec. 31, 2007 ($)
Reynolds	393,943	105,571	10,848	0	601,724
Kari	0	1,500	4	0	1,504
Chong	11,625	29,942	1,307	0	55,564
Martinez	0	0	0	0	0
Mysliwy	76,115	37,988	(1,216)	0	481,656

(1)	Executive Contributions Column. The table below shows whether amounts reported in this column, if greater than zero, are reported in the Summary Compensation Table and what these executive contributions comprise. For Ms. Reynolds, the bonus deferral amount was reported in the Non-Equity Incentive Plan Compensation column (NEIPC) for 2006.

Name	Nature of Item Deferred	Amount	In SCT	SCT Column
Reynolds	Bonus deferral	199,800	Yes	NEIPC
	Excess savings deferral	44,250	Yes	Salary
	RSR dividend equivalents	149,893	No	NA
Chong	Excess savings deferral	11,625	Yes	Salary
Mysliwy	Excess savings deferral	21,565	Yes	Salary
	Salary deferral	54,550	Yes	Salary

(2)	All amounts shown in this column are reported as compensation in the Summary Compensation Table in that table’s “All Other Compensation” column.

(3)	Aggregate earnings on individuals’ DCP balances are not reported in the Summary Compensation Table, because they are not treated as above-market or preferential.

How the Deferred Compensation Plan for Executives (DCP) Works

Basics.    The Deferred Compensation and Supplemental Benefit Plan for Executives (DCP) is an unfunded nonqualified plan that was established to provide retirement asset accumulation for certain highly-compensated employees. Participants may defer up to 100% of salary, bonus, RSR settlements, and dividend equivalents payable on RSRs. Safeco also credits each executive’s account in the DCP as described below. The following discussion does not address the Excess CBP Sub-Account, which for certain administrative purposes is treated as part of the DCP, but which is described above.

Safeco Credits.    Safeco credits the DCP with amounts that could have been contributed to the 401(k) but for limitations imposed by the Internal Revenue Code. Safeco’s credits to the DCP are explained below.

•

Excess Savings Match.    401(k) participants with one year of service received a match on salary deferrals into the 401(k) equal to 2/3 of the first 6% deferred. Effective January 1, 2008, participants receive a match on salary deferrals into the 401(k) equal to 100% of up to the first 6% deferred and the one year service requirement was eliminated. Internal Revenue Code Section 401(a)(17) limits the earnings eligible for deferral to $225,000. Employees who participate in the DCP can defer to the DCP amounts earned in excess of this limit. We call this type of employee deferral an “excess savings deferral.” The “excess savings match” is a contribution Safeco makes to the DCP with respect to any such excess savings deferrals, at the same rate that would apply if the deferrals were being made to the 401(k).

•

Supplemental Guaranteed Contribution.    Participants in the 401(k) also received a “safe harbor” contribution by Safeco equal to 3% of the participant’s eligible earnings with respect to employee deferrals. This guaranteed contribution is subject to limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code. The “supplemental guaranteed contribution” is a guaranteed contribution Safeco makes to the DCP equal to 3% of the eligible earnings in excess of these Internal Revenue Code limits.

•

Supplemental Profit Sharing Contribution.    All profit sharing contributions by Safeco were discontinued as of December 31, 2007. Prior to this date, Safeco could authorize, in its discretion, an additional profit sharing contribution for all participants in the 401(k). Safeco authorized a profit sharing contribution of 4.68% of eligible earnings (salary and bonus) for all 401(k) participants in 2007. The “supplemental profit sharing contribution” was a credit for DCP participants equal to a defined percentage of eligible earnings in excess of the Internal Revenue Code’s Section 401(a)(17) limit or any amount which could not be made to the qualified plan as a result of the application of the Section 415 limit. Accordingly, Safeco authorized a supplemental profit sharing credit equal to 4.68% of eligible earnings in excess of Internal Revenue Code’s Section 401(a)(17) limits to the DCP participants in 2007.

Vesting.    The excess savings match and supplemental profit sharing contribution are subject to vesting. They become vested at a graduated rate, starting after two years of service, with full vesting after five years of service.

Earnings.    Participants in the DCP elect “measurement funds” for their DCP accounts. These measurement funds comprise the same funds as are available to 401(k) participants. The funds are called “measurement funds” because DCP accounts are not actually invested in these funds. Rather, the accounts are deemed to grow at the same rate as the measurement funds selected. Participants may allocate or reallocate their account balances among these measurement funds on a daily basis, except that balances in the Safeco Stock Ownership Fund are subject to certain restrictions. The following table shows the measurement funds that were available during 2007 and the annualized return for each fund.

DCP Measurement Funds	Annualized Return (%)
American Funds EuroPacific Growth	19.22
American Funds Growth Funds of America	11.26
Goldman Sachs Small Value I	(5.33)
Hotchkis & Wiley Large Cap Value I	(10.55)
Safeco Stock Ownership Fund	(10.82)
Undiscovered Managers Small Cap Growth	(3.25)
Vanguard Balanced Index Institutional	6.34
Vanguard Total Bond Market Index	7.05
Vanguard Developed Market Index	11.04
Vanguard Institutional Total Stock Market Index Fund	5.62
Wells Fargo Advantage Total Return Bond I	6.38
Wells Fargo Stable Return G Fund	4.99
Wells Fargo Total Return Bond G	6.94

DCP—Distributions.    Distributions from the DCP are generally payable after termination of employment according to elections made by participants subject to the vesting requirements noted

above. Distributions may be made in the form of a lump sum payment, annual installments for a period of up to 20 years, or a combination of the two. Distributions cannot begin until the later of six months following termination of employment or the January following termination of employment. Executives can also elect to maintain their DCP accounts following termination. After termination, executives who elect to do so may continue to re-allocate amounts among the measurement funds then available.

Potential Payments Upon Separation of Service or Change in Control

In this section, we discuss the arrangements that would trigger payments or benefits to our Named Executives upon termination of employment in various circumstances or upon a change in control. We quantify estimated payments and benefits assuming the triggering events occurred as of December 31, 2007, the last business day of the year. For Mr. Mysliwy, who departed in February 2008, we discuss the actual compensation arrangements in connection with his departure.

Payments and benefits we may make upon termination or a change in control are governed by the terms of the following plans, arrangements and guidelines:

•	Change in Control Severance Agreements with each of our Named Executives
•	Our Executive Severance Guidelines (not applicable to the CEO)
•	The LTIP
•	Our DCP

Change in Control Severance Agreements.    Safeco has provided change in control severance agreements to certain members of senior management for many years. During or before 2007, Safeco entered into a Change in Control Severance Agreement with our CEO and each of our Executive Vice Presidents, including all of our Named Executives. The terms of the Change in Control Severance Agreement, described below, were the same for each Named Executive. In early 2008, the Compensation Committee approved a new form of change in control agreement that will be entered into with newly hired executives on a case-by-case basis.

The Change in Control Severance Agreements help make our compensation programs for senior executives competitive, and can serve shareholders’ interests by limiting the potential distraction of, and retention risk with respect to, senior management in the event of a potential change in control. The agreements also help manage the costs associated with retention and transition services in connection with a potential change in control.

Stay-Pay Agreement.    The Change in Control Severance Agreement requires the executive to remain in the company’s employment for a certain period if certain events occur pursuant to which a change in control is anticipated (a potential change in control). Specifically, in the event of a potential change in control, he or she must continue employment until the earliest of the following:

•	Six months after the potential change in control

•	A change in control actually occurs

•	Termination for good reason, or due to death, disability or retirement

•	Termination by company for any reason

Payments upon Change in Control.    The agreement also provides for certain benefits upon a change in control and upon termination following a change in control. Immediately before a change in control, vesting of all the executive’s outstanding equity accelerates. This acceleration of vesting is also required for all employee equity awards under the terms of our LTIP. Upon vesting in connection with a change in control, the Change in Control Severance Agreement requires that RSRs settle in cash and that options accelerate with enough time to obtain the benefits that other shareholders would receive in connection with the change in control. The agreement also provides that restrictions on any other outstanding incentive awards lapse on a change in control and that the executive will remain eligible for a cash incentive bonus under the terms of Safeco’s incentive plan for leadership employees generally.

Severance Following Change in Control.    During the seven years following the change in control, if the executive is discharged without cause, demoted or given other good reason to resign, the agreement called for the following severance payments:

(i)	a lump-sum cash payment of three times annual base salary,

(ii)	a lump sum cash payment of any incentive compensation that has already been allocated or awarded to the executive for a completed period and which is contingent only on continued employment,

(iii)	a pro rata portion of the aggregate value of all contingent incentive compensation awards, assuming the highest achievement of individual and company goals so as to produce maximum payouts,

(iv)	continuation of life, disability, accident and health benefits for three years, and

(v)	a tax gross-up to the extent a certain excise tax is imposed on any amounts payable in connection with a change in control or termination of the executive.

The above payments were also payable if the executive resigned, for any reason, during the thirteenth full calendar month following the change in control.

With respect to the tax gross-up referenced above, if the executive is required to pay any excise tax pursuant to Sections 280G and 4999 of the Internal Revenue Code, we would make an additional payment to the executive in the amount of the excise tax plus all additional taxes associated with this excise tax payment (the 280G tax gross-up).

For purposes of the Change in Control Severance Agreement, terminations without cause or resignations for good reason occurring before a change in control would be deemed to occur following a change in control, thus triggering severance, if they are at the request or direction of the acquirer; if the “good reason” for resignation arose due to the acquirer; or if the executive can otherwise demonstrate that the termination is in connection with or in anticipation of the change in control. The severance payments described above also become payable if we fail to cause an acquirer to assume our obligations under the agreement in connection with a change in control.

The agreement provides that executives can defer all or a portion of severance and tax gross-up payments made under the agreement, with simple interest at an annual rate of 10%. However, in order to comply with 409A, such deferrals will not be available in the event of a change in control.

No severance payments are due under the Change in Control Severance Agreement if an executive is terminated for “cause,” which is defined in the agreement to mean (i) the willful and continued failure by the executive to substantially perform the executive’s duties after a written demand for substantial performance is delivered to the executive by the board, or (ii) the willful engaging by the executive in conduct that is demonstrably and materially injurious to the company, monetarily or otherwise.

A “change in control” for purposes of the Change in Control Severance Agreement means:

•	Acquisition by a person of beneficial ownership of 25% of the company’s voting securities

•	A change of a majority of the board to directors not approved by incumbent directors

•	A merger or consolidation in which Safeco voting securities represent less than 75% of voting power after transaction, or

•	Approval of plan of complete liquidation, dissolution or sale of all or substantially all of Safeco’s assets.

Non-CEO Executive Severance Guidelines.    In 2006, the Compensation Committee determined that for competitive purposes, to provide consistency, and to control severance costs, it would be appropriate to establish executive severance guidelines. After analysis of competitive data, including publicly available benchmark information compiled by Hewitt Associates, the Compensation Committee approved guidelines that suggest minimum and maximum separation payments for senior officers upon resignation for good reason (as determined by the Compensation Committee) or involuntary termination without cause. The guidelines apply to the Named Executives employed by us at year-end other than our CEO.

The guidelines suggest providing the following severance benefits. For some benefits, the guidelines suggest a single level of benefit, and for other benefits, the guidelines suggest a range, with minimum, maximum and typical benefits. We describe the suggested benefits below, indicating where applicable, the “typical” and “maximum” levels suggested by the guidelines:

•	Cash severance: typical payment is one year’s pay, maximum payment is two years’ pay (in each case, “pay” being base salary plus target bonus)

•	Payment in lieu of bonus: typical payment is pro-rated bonus at target, not adjusted for company results and maximum payment is pro-rated bonus at target, adjusted for company results

•

Equity acceleration: typical payment is pro-rated vesting of equity awards that would otherwise vest within 12 months and maximum payment is vesting of all equity awards that would otherwise vest within 12 months

•	Payment for health coverage: A lump-sum payment equal to three months of company health plan premiums for that employee and

•	Outplacement services for up to one year

These benefits are contingent on the executive’s execution of a waiver of claims. Our executive severance guidelines do not apply to voluntary resignation without good reason, retirement, death or disability, or change in control. Our Compensation Committee reserves the right to modify or terminate this program at anytime. In all cases, severance payments remain subject to the Compensation Committee’s discretion and may be adjusted upward or downward based on factors such as length of service and transition requirements, as well as the particular circumstances of and restrictive covenants secured in connection with a given departure.

As noted above, the executive severance guidelines do not apply to our CEO. As of January 1, 2007, any severance payments or other benefits to our CEO upon a termination not governed by the Change in Control Severance Agreement or other Safeco plan or policy would be determined in the discretion of the Compensation Committee.

LTIP.    The LTIP provides for acceleration of vesting of equity awards under certain circumstances that involve termination of employment or a change in control. These provisions apply to all holders of awards under the plan. The LTIP and Compensation Committee policy provide for acceleration of vesting as follows:

Retirement:    Acceleration of vesting of options and RSRs depends upon the terms of the award agreement or the action or policy of the Compensation Committee. Before February 2007, our

LTIP provided for accelerated vesting of RSRs upon retirement, and Compensation Committee policy was to also accelerate vesting of options upon retirement. This full acceleration of RSRs and options upon retirement continues to apply to all awards granted before February 2007. For equity awards (options and RSRs) granted in February 2007 or later, our Compensation Committee’s policy is to provide full acceleration of vesting on retirement, except that any equity awards granted in the year of retirement are accelerated only on a pro-rated basis.

Disability:    Acceleration of vesting of options and RSRs depends upon the terms of the award agreement or the action or policy of the Compensation Committee. Before February 2007, our LTIP provided for accelerated vesting of RSRs, but not options, upon total and permanent disability. This full acceleration of RSRs upon disability continues to apply to all RSRs under our Compensation Committee’s policy. For option awards granted in February 2007 or later, our Compensation Committee’s policy is to provide full acceleration of vesting upon total and permanent disability.

Death:    Our LTIP provides for automatic accelerated vesting of stock options upon death. Accelerated vesting of RSRs depends upon the terms of the award agreement or action or policy of the Compensation Committee. Before February 2007, our LTIP provided for vesting of all unvested RSRs if employment was terminated due to death. This full acceleration of RSRs upon death continues to apply to all RSRs in accordance with our Compensation Committee’s policy.

Change in Control:    All unvested equity awards accelerate, without regard to termination of employment.

Retirement Plans.    Accumulated benefits in the CBP do not accelerate upon a change in control of Safeco or upon any of the other events shown in the tables below. Unvested amounts in the DCP and the Excess CBP Sub-Account vest if a participant’s employment is terminated within two years following a change in control.

Estimated Termination, Change in Control Payments for Named Executives.    In the tables below, we show estimated amounts that would have been payable to each Named Executive currently employed by us in a variety of termination scenarios, assuming the triggering event occurred as of December 31, 2007, the last business day of the year. We do not show amounts that would have been payable upon retirement as of that date, because none of the Named Executives employed by us as of December 31, 2007 was eligible to retire on that date. For Mr. Mysliwy, we describe the actual amounts paid to him in connection with his resignation effective in early 2008, instead of a variety of termination scenarios.

In estimating the severance amounts shown in the table for involuntary not for cause terminations for our Named Executives other than the CEO, we have assumed application of the maximum suggested payments under our Executive Severance Guidelines.

Termination upon a change in control would have accelerated the vesting of balances in the Excess CBP Sub-Account and DCP, and we show the amount that would have vested in the tables below. For those Named Executives who were not yet eligible to participate in these plans as of that date, amounts shown in these rows are accordingly zero. For those Named Executives whose full account balances as of that date were already vested, amounts shown are also zero.

Amounts for the 2007 cash incentive awards included in these tables speak as of the last business day of the year, at which point the performance period for any cash incentive award was complete. If a termination event shown below were to occur during the course of a performance period, any awarded but unpaid cash incentive with respect to the previous completed period would be payable, as well as a pro-rata amount with respect to the current period. In the case of termination upon change in control, the pro-rata incentive amount would be payable upon termination, and the amount would be based on an assumption that company results and individual performance were at levels that would result in the maximum amount payable, reflecting a pro-rata amount of the maximum possible individual cash incentive award (or 300% of target).

In the case of involuntary termination, disability or death, the pro-rata incentive amount would be payable when cash incentives with respect to the period are paid, at the individual’s applicable target percentage of base salary, modified by actual company results (assuming, in the case of involuntary termination, application of the maximum bonus benefit formulation under the executive severance guidelines).

Other assumptions are discussed in the footnotes to each table. In no case do we undertake to actually pay estimated amounts shown solely by virtue of their appearance in this proxy statement.

The tables below reflect estimated amounts payable upon termination, change in control and related events with respect to Safeco’s currently employed Named Executives, as of December 31, 2007. No payments or benefits would have been triggered upon voluntary resignation or termination for cause.

Paula Rosput Reynolds

Type of Benefit or Payment	Involuntary, Not for Cause Termination (1) ($)	Change in Control –No Termination($) (2)	Termination Without Cause upon Change in Control ($) (3)	Disability ($) (4)	Death ($) (5)
Cash Payment	NA	0	2,925,000	0	0
Bonus (6)	NA	0	1,250,000	1,250,000	1,250,000
RSR Acceleration (7)	NA	6,237,719	6,237,719	6,237,719	6,237,719
Option Acceleration (8)	NA	0	0	0	0
Excess CBP Sub-Account Acceleration of Unvested Portion (9)	NA	0	16,661	16,661	16,661
DCP Acceleration of Unvested Portion (10)	NA	0	0	0	0
Outplacement Services (11)	NA	0	0	0	0
280G Tax Gross-Up (12)	NA	0	1,478,484	0	0
Other Perks or Benefits (13)	NA	0	30,322	0	0
Total	NA	6,237,719	11,938,186	7,504,380	7,504,380

Ross Kari

Type of Benefit or Payment	Involuntary, Not for Cause Termination (1) ($)	Change in Control –No Termination($) (2)	Termination Without Cause upon Change in Control ($) (3)	Disability ($) (4)	Death ($) (5)
Cash Payment	1,870,000	0	1,650,000	0	0
Bonus (6)	385,000	0	423,500	385,000	385,000
RSR Acceleration (7)	120,826	1,168,222	1,168,222	1,168,222	1,168,222
Option Acceleration (8)	1,245	3,737	3,737	3,737	3,737
Excess CBP Sub-Account Acceleration of Unvested Portion (9)	0	0	1,506	1,506	1,506
DCP Acceleration of Unvested Portion (10)	0	0	0	0	0
Outplacement Services (11)	146,025	0	0	0	0
280G Tax Gross-Up (12)	0	0	0	0	0
Other Perks or Benefits (13)	10,000	0	44,650	0	0
Total	2,533,096	1,171,959	3,291,615	1,558,465	1,558,465

Arthur Chong

Type of Benefit or Payment	Involuntary, Not for Cause Termination (1) ($)	Change in Control –No Termination ($) (2)	Termination Without Cause upon Change in Control ($) (3)	Disability ($) (4)	Death ($) (5)
Cash Payment	1,445,000	0	1,275,000	0	0
Bonus (6)	293,125	0	322,438	293,125	293,125
RSR Acceleration (7)	417,266	1,615,054	1,615,054	1,615,054	1,615,054
Option Acceleration (8)	0	0	0	0	0
Excess CBP Sub-Account Acceleration of Unvested Portion (9)	0	0	22,283	22,283	22,283
DCP Acceleration of Unvested Portion (10)	0	0	0	0	0
Outplacement Services (11)	111,178	0	0	0	0
280G Tax Gross-Up (12)	0	0	0	0	0
Other Perks or Benefits (13)	10,000	0	44,845	0	0
Total	2,276,569	1,615,054	3,279,620	1,930,462	1,930,462

Eric Martinez

Type of Benefit or Payment	Involuntary, Not for Cause Termination (1) ($)	Change in Control –No Termination($) (2)	Termination Without Cause upon Change in Control ($) (3)	Disability ($) (4)	Death ($) (5)
Cash Payment	1,785,000	0	1,575,000	0	0
Bonus (6)	367,500	0	367,500	367,500	367,500
RSR Acceleration (7)	277,342	924,399	924,399	924,399	924,399
Option Acceleration (8)	0	0	0	0	0
Excess CBP Sub-Account Acceleration of Unvested Portion (9)	0	0	0	0	0
DCP Acceleration of Unvested Portion (10)	0	0	0	0	0
Outplacement Services (11)	133,875	0	0	0	0
280G Tax Gross-Up (12)	0	0	0	0	0
Other Perks or Benefits (13)	10,000	0	38,704	0	0
Total	2,573,717	924,399	2,905,603	1,291,899	1,291,899

(1)	This column description also includes resignations that occur by the executive for good reason (as agreed to by the company). With the exception of the amount shown in the “Other Perks or Benefits” row, amounts shown represent maximum suggested payments under our executive severance guidelines. The executive severance guidelines described above that apply to our other Named Executives do not apply to our CEO; any severance payments or other benefits to our CEO upon a termination not governed by the Change in Control Severance Agreement or other Safeco plan would be determined in the discretion of the Compensation Committee.

(2)	Our LTIP provides for accelerated vesting of all equity awards issued under that plan in the event of a change in control.

(3)	Amounts shown in this column reflect the terms of our Change in Control Severance Agreement, and estimated attorneys’ fees. With respect to the amount shown as bonus payment, the table assumes that because the bonus period was complete, the amount payable as bonus would be considered to be incentive compensation that has already been allocated or awarded to the executive in 2008 for 2007 performance. If the termination event were to occur during the course of a performance period, any awarded but unpaid cash incentive with respect to the previous completed period would be payable, as well as a pro-rata amount with respect to the current period. In that case, the pro-rata amount would be based on an assumption that company results and individual performance were at levels that would result in the maximum possible individual cash incentive award (or 300% of target).

(4)	Assumes total and permanent disability. Reflects acceleration of unvested RSRs, but not options. No amounts are shown with respect to standard disability pay we make available on the same basis to all employees.

(5)	Reflects acceleration of unvested RSRs and options. No amounts are shown with respect to life insurance coverage, which we provide for all employees, with premiums paid for by Safeco, in the amount of one year’s salary.

(6)	Amounts shown in this row for involuntary not for cause termination, disability or death, reflect payment of a target bonus modified by the actual cash incentive pool modifier for the company’s 2007 results, which was 1.0. For Mr. Kari and Mr. Chong, these amounts are based on actual salary paid, as reported in the Summary Compensation Table. Amounts shown for Mr. Martinez are based on annual salary rate rather than actual salary paid, consistent with the terms of his offer letter. Amounts shown for termination without cause upon change in control reflect cash incentives paid in 2008 for 2007 performance, as reported in the Summary Compensation Table.

(7)	Amounts shown for RSR acceleration were calculated by multiplying the number of shares that would have vested due to the triggering event by $55.68, the closing price of our common stock on December 31, 2007. Our LTIP provides for accelerated vesting of all equity awards issued under that plan in the event of a change in control. For awards granted prior to February 2007, our LTIP also provided for acceleration of all RSRs upon disability or death; this provision was modified in February 2007 and, for awards granted subsequent to this modification, acceleration of RSRs upon death, disability or retirement will depend on the provisions of the particular award agreement or other Compensation Committee action.

(8)	Upon acceleration, using a market price of $55.68, the closing price of our common stock on December 31, 2007, all of Ms. Reynolds’, Mr. Chong’s and Mr. Martinez’s options would have been underwater. Values shown with respect to option accelerations for Mr. Kari were calculated by subtracting the aggregate exercise price from the aggregate market price of the options that would have accelerated, using a market price of $55.68, the closing price of our common stock on December 31, 2007.

(9)	For Ms. Reynolds, Mr. Kari and Mr. Chong, unvested amounts in the Excess CBP Sub-Account would have vested upon termination within two years of a change in control or upon death or disability. When the CBP was frozen on January 1, 2008, all unvested Excess CBP Sub-Account balances of the participants, including Ms. Reynolds, Mr. Kari and Mr. Chong, became vested. Mr. Martinez was not eligible to participate in the DCP’s Excess CBP Sub-Account .

(10)	Amounts credited to Ms. Reynolds’, Mr. Kari’s, Mr. Chong’s and Mr. Martinez’s DCP accounts as of December 31, 2007 were already vested in their entirety as of that date.

(11)	In the event of involuntary, not-for-cause termination, the appropriate amount of outplacement services, if any, provided for Ms. Reynolds will be at the discretion of the Compensation Committee. Amounts for Mr. Kari, Mr. Chong and Mr. Martinez assume one year’s outplacement services at an estimated, aggregate incremental cost to Safeco. As of December 31, 2007, our practice was to provide one year’s outplacement services to all employees in the event of involuntary, not-for-cause termination. The value associated with such services for senior executives can be significantly higher than for other employees.
(12)	Represents estimated cost to Safeco of providing a 280G excise tax gross-up based on a 280G excise tax rate of 20%, a 35% federal income tax rate, and a 1.45% Medicare tax rate. The amount shown for the 280G excise tax gross-up does not include any such excise tax gross-up with respect to the estimated cash bonus payment shown, because the bonus performance period was complete as of the date of the table, and as such, the payment need not be treated as relating to a change in control for purposes of the excise tax calculation.

(13)	Except with respect to Ms. Reynolds, the amount shown in this row with respect to an involuntary, not-for-cause termination reflects an estimated allowance for attorneys’ or other advisors’ fees. The amount shown in this row with respect to termination upon a change in control reflects 36 months’ health and welfare benefits continuation and estimated attorneys’ or other advisors’ fees.

Allie Mysliwy.    We entered into a Separation Agreement with Mr. Mysliwy, our former Executive Vice President, Chief Business Officer of Safeco, in connection with his resignation. Pursuant to the terms of his resignation, Mr. Mysliwy served as an officer of Safeco through December 31, 2007 and remained an employee through February 29, 2008 providing transition services. Upon his departure, Mr. Mysliwy was entitled to his vested balances under the CBP, Excess CBP Sub-Account and the DCP. In connection with entry into the Separation Agreement, the Change in Control Severance Agreement between Safeco and Mr. Mysliwy was terminated.

Under the terms of the Separation Agreement we provided Mr. Mysliwy with the following upon his departure in February 2008:

•	A separation payment of $1,224,000;

•	Eligibility to receive his incentive payment for 2007 under the PIC Plan, subject to company performance, which was paid out in the amount of $254,567 on March 14, 2008;

•	COBRA coverage premiums for up to 18 months and, after COBRA benefits expire, eligibility for Safeco’s standard retiree medical benefits;

•	Up to $10,000 to defray the cost of attorneys and tax advisors;

•	Payment for accrued, unused sick leave and vacation (consistent with treatment of employees generally); and

•	Accelerated vesting of 14,485 RSRs previously granted.

Based on the closing price of $46.26 of our stock on the date of acceleration, February 29, 2008, the value associated with this accelerated vesting of RSRs was approximately $670,000.

Both the acceleration of RSRs and the separation payment are consistent with the severance guidelines for executive officers. In addition, the compensation arrangements in connection with Mr. Myliwy’s resignation took into account his extensive past contributions to Safeco, the specific facts and circumstances of his resignation, his transitional services, and the release of claims against Safeco to which Mr. Myliwy agreed.

Compensation of Directors

The Board targets total director compensation at between the 50th and 75th percentiles of our peer insurance companies. Paula Reynolds is not compensated in her capacity as a director; her compensation as our CEO and President is set forth in the Summary Compensation Table. No amounts are shown for Mr. Lopez because he was appointed to our board in January 2008.

The following table shows the overall compensation structure for our non-employee directors for their board and committee work during 2007:

2007 Director Compensation Structure

Type of Fee	Amount
Annual Board Retainer	$40,000
Annual Non-Executive Chairman Retainer	$100,000
Annual Committee Chair Retainer (other than Audit Committee)	$7,500
Annual Audit Committee Chair Retainer	$12,000
Meeting Fees
Board Meeting	$1,500
Committee Meeting	$1,000
RSR Grant—Economic Value	$120,000

Our non-employee directors earned the following compensation with respect to 2007.

DIRECTOR COMPENSATION—2007

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
Joseph W. Brown (Chair)	156,500	472,392	628,892
Robert S. Cline (Audit Committee Chair)	86,500	129,061	215,561
Peter L.S. Currie	67,500	129,061	196,561
Maria S. Eitel	67,000	129,061	196,061
Joshua Green, III (Nom/Gov Committee Chair)	75,500	129,061	204,561
John S. Hamlin	60,500	105,196	165,696
Kerry Killinger (Comp. Committee Chair)	75,000	129,061	204,061
Gary F. Locke	61,500	129,061	190,561
William G. Reed, Jr. (Finance Committee Chair)	78,500	129,061	207,561
Charles R. Rinehart (3)	58,000	76,793	134,793
Judith Runstad	61,500	129,061	190,561

(1)	The cash retainer is paid in May at the board’s annual meeting, and quarterly meeting fees are paid on the following quarter’s dividend payment date.

(2)	Amounts shown in the “Stock Awards” column reflect the 2007 expense associated with RSR awards for each director. Assumptions used in the calculation of these amounts are included in footnote 11 to our audited consolidated financial statements for the fiscal year ended December 31, 2007 included in Safeco’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and available at www.safeco.com. However, pursuant to SEC rules, the amounts shown above do not reflect any assumption that a portion of the awards will be forfeited.

The directors’ RSRs are granted pursuant to the terms of our stock awards program for non-employee directors under the LTIP immediately following each year’s annual meeting of shareholders and they vest on the date of the next annual meeting. Directors’ vested RSRs, however, are not settled until the director leaves the board, except that the director may elect to defer the settlement value of RSRs into the DCP for Directors.

In 2007, the directors decided that tying the annual directors’ equity award to a dollar value, rather than a fixed number of shares, would keep their overall compensation better aligned with their peers. For 2007, they fixed this dollar value at $120,000. This value was converted into an actual RSR share number based on the same price that the economic value of Safeco employees’ 2007 equity grants were converted to shares. This conversion method used the average closing price of our common stock over the 20 trading-day period from January 24 through February 21, 2007, which was $65.74. This resulted in an annual 2007 grant per director of 1,825 RSRs, except for Mr. Brown and Mr. Hamlin.

Mr. Brown received a grant of 7,500 RSRs in May 2007, in lieu of the regular annual director grant, in consideration of his service as our Non-Executive Chair in 2006. Because our director compensation program at the time of Mr. Hamlin’s appointment included an annual grant of 2,500 RSRs, he received 2,500 RSRs in May 2007 rather than RSRs having an economic value of $120,000.

The grant date fair values under FAS 123(R) of our non-employee directors’ 2007 RSR awards are shown below. This value is derived by multiplying the number of RSRs granted by the closing price of our common stock on the date of grant, May 2, 2007, which was $63.98. We pay dividend equivalents on these RSRs at the same rate we pay dividends on outstanding shares.

Name	2007 RSR Grants FAS 123(R) Grant Date Fair Value ($)
J. Brown	479,850
R. Cline	116,764
P. Currie	116,764
M. Eitel	116,764
J. Green	116,764
J. Hamlin	159,950
K. Killinger	116,764
G. Locke	116,764
W. Reed	116,764
C. Rinehart	116,764
J. Runstad	116,764

Options are not currently part of our non-employee director compensation program but certain directors retain option awards granted during prior years of service. As of December 31, 2007, our non-employee directors held the following equity awards:

Name	RSRs (#)	Options (#)
J. Brown	22,500	4,000
R. Cline	11,825	8,000
P. Currie	4,325	0
M. Eitel	4,325	0
J. Green	11,825	8,000
J. Hamlin	2,500	0
K. Killinger	11,825	0
G. Locke	6,825	0
W. Reed	11,825	0
C. Rinehart	1,825	0
J. Runstad	11,825	8,000

(3)	Mr. Rinehart was appointed to the Board of Directors effective March 20, 2007.

We do not provide perquisites or other personal benefits to our directors. Mr. Brown, however, had a lay-over, for personal reasons, using our leased aircraft en route to a Safeco board meeting. The aggregate incremental cost of this use was $9,931, below the disclosure threshold for inclusion in the Director Compensation table. The incremental cost of personal use our leased aircraft is calculated by aggregating the variable costs for personal use that was charged to Safeco by the vendor that operates the our leased aircraft. This cost included the regular hourly charge, the fuel variable charge, the domestic segment fee and the federal excise tax charge. Because the aircraft is leased primarily for business use, fixed costs such as monthly lease payments are not included in this calculation.

The above Director Compensation table and related footnotes reflect the total compensation paid our directors with respect to 2007. We provide a Deferred Compensation Plan (DCP) for our non-employee directors as described below, but our non-employee directors do not participate in our Cash Balance Plan (CBP) or the Excess CBP Sub-Account.

Director Compensation for 2008

We structure our director pay to attract and retain qualified individuals. Each year, our Nominating/Governance Committee reviews competitive director pay data compiled by Towers Perrin. The Nominating/Governance Committee targets overall director compensation between the 50th and 75th percentile of a group of peer companies comprised primarily of the independent public companies included in our Compensation Peer Group for executive pay benchmarking.

The compensation structure for Safeco’s directors in 2008 will remain the same as in 2007 and will retain the following compensation elements.

Charitable Giving.    Safeco has had a corporate charitable giving program for decades. Under one feature of this program, Safeco will match up to $1,000 in gifts to 501(c)(3) nonprofit organizations. Our directors are eligible to participate in this program to the same extent as employees. We do not have in place any director legacy or similar charitable award programs under which Safeco makes or agrees to make donations in a director’s name.

Expense Reimbursement.    We provide transportation for or reimburse our non-employee directors for travel and out-of-pocket expenses incurred in connection with their services, including travel to and from Safeco headquarters as appropriate to carry out their duties. We also reimburse directors for expenses incurred to participate in continuing education programs, which are required under our Corporate Governance Guidelines.

Director Stock Ownership Requirements.    As discussed above, the RSRs we grant our non-employee directors vest annually. However, they are not settled until the director leaves the board. Under our Corporate Governance Guidelines, directors are expected to own at least 10,000 shares of Safeco common stock or vested RSRs by December 31, 2008 or within six years of joining the board, whichever is later. All directors either have met this requirement or are on track to do so within the required timeframe.

Deferred Compensation Plan for Directors.    Directors may defer their annual retainers and meeting fees, settlements of RSRs, and dividend equivalents accrued on RSRs into their DCP. There are no Safeco matching contributions or credits made to this plan. Amounts deferred are credited with earnings tied to the performance of the same measurement funds offered in our 401(k) for employees. Accrued balances for those directors who participate in the DCP are shown below as of December 31, 2007:

Name	DCP Balance ($)
Joseph W. Brown	681,215
Robert S. Cline	2,213
Peter L.S. Currie	119,309
Joshua Green III	797,156
Kerry Killinger	387,679
Gary F. Locke	228,568
William G. Reed, Jr.	855,438
Charles R. Rinehart	1,404
Judith Runstad	42,588

Compensation Committee

Overview

Our Compensation Committee is comprised of four members and each is, in the judgment of the board, an “independent director” as defined by the New York Stock Exchange. The members of the Compensation Committee also are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” within the meaning of Section 16b-3 of the Securities Exchange Act of 1934.

How Our Compensation Committee Operates

The Compensation Committee operates under a written charter that is posted on our website at www.safeco.com/governance. The charter is reviewed annually and modifications are recommended to the full board for approval. The Compensation Committee also performs an annual self-evaluation to assess its performance generally and against its charter. The Compensation Committee meets at least quarterly and whenever necessary to fulfill its responsibilities; in 2007 it met seven times. It also may act by unanimous written consent. During each quarterly meeting the members meet in executive session, and with various members of management to gain additional insight and perspective with respect to such matters as management succession, the CEO evaluation, legal matters and compensation and benefits matters generally.

The Compensation Committee’s Responsibilities

The members of Safeco’s Compensation Committee assist the board in fulfilling its responsibility to, among other things, (i) set and evaluate compensation, (ii) oversee Safeco’s management succession, (iii) oversee diversity efforts, and (iv) oversee Safeco’s health/welfare and retirement benefit plans.

Specifically, the Compensation Committee is responsible for annually reviewing and approving Safeco’s CEO’s and certain other executive officers’: (a) annual base salary level, (b) annual incentive opportunity level, and (c) long-term incentive opportunity level. In this regard, the Compensation Committee approves the performance measures to be used in executive, management, and broad-based employee incentive plans and the levels of performance for which incentive compensation is to be paid. With respect to the compensation of the CEO, the Compensation Committee annually establishes financial and leadership goals and objectives relevant to the CEO’s compensation and evaluates the CEO’s performance in light of those goals. The Compensation Committee’s other responsibilities include approval of salary changes for our ten most highly compensated employees. The Compensation Committee has delegated authority to the Chair to approve the compensation for any newly hired employee who will be one of the ten most highly compensated and the Chair must report such approval to the full committee. If, however, such employee is a Section 16 officer and the compensation includes equity, at least two other members of the Compensation Committee must also approve it.

The Compensation Committee has authority to directly engage its own outside consultants and for 2007 the Compensation Committee directly retained a principal of Towers Perrin to assist it by collecting and analyzing competitive compensation data, informing the Compensation Committee regarding compensation best practices and trends, and developing the executive compensation program. Our CEO provides recommendations to the Compensation Committee regarding Named Executives’ compensation and is responsible for conducting the performance evaluations for them. Our human resources organization also supports the Compensation Committee and provides recommendations regarding the amount and form of compensation paid to executive officers.

The Compensation Committee also administers the LTIP and has authority under the LTIP to delegate certain functions to management. See page 33 for a discussion of the Compensation Committee’s delegation of authority to the Incentive Plan Committee for certain equity grants for new hire or retention purposes.

The Compensation Committee has authorized a principal of Towers Perrin, who reports directly to the Compensation Committee, to interact with Safeco’s management, as needed, on behalf of the Compensation Committee. Communication and interaction with management may occur for a number of reasons. On a routine basis, before regularly scheduled Compensation Committee meetings, the Compensation Committee’s consultant meets with management to review the meeting agenda, materials that will be discussed by the Compensation Committee and, when relevant, any proposals on which management will ask the Compensation Committee to take action. At other times, the Compensation Committee’s consultant may contact management to obtain or confirm information that is necessary for the consultant to effectively advise the Compensation Committee on a variety of ad hoc requests and inquiries made by the Compensation Committee. The parameters for this interaction were established when the Compensation Committee originally retained the consultant as its sole advisor. In early 2008, the Compensation Committee established a policy for pre-approving all work done by Towers Perrin for Safeco, including those assignments on behalf of management.

Certain Relationships and Related Person Transactions

Safeco’s Policies.    Our policy is that all employees and directors must avoid any action that would put their own interests in conflict with the best interests of Safeco. Specifically, they must avoid involvement in any outside activities, whether through employment, investment or otherwise, that would interfere with job performance, create a conflict of interest or provide an unfair business advantage. These policies are included in our written Code of Business and Financial Conduct and Ethics, which applies to all of Safeco’s directors, officers and employees. Each director and executive officer is instructed to inform the Audit Committee whenever confronted with any situation that may be perceived as a conflict of interest, even if the person does not believe the situation would violate Safeco’s Code of Business and Financial Conduct and Ethics. Our Audit Committee must approve or ratify all related person transactions entered into between our directors and executive officers and the company as more fully discussed below.

NYSE Rules.    Conflict of interest situations are also governed by the NYSE rules that define “independent” director status. Each of our directors, other than Ms. Reynolds, qualifies as “independent” in accordance with the NYSE rules.

The NYSE rules include a series of objective tests that do not allow a director to be considered independent if the director has certain employment, business or family relationships with the company. The NYSE independence definition includes a requirement that the board also review the relations of each independent director to the company on a subjective basis (including relationships discussed below) and affirmatively determine that there are no relationships between Safeco and any non-employee director that would compromise such director’s independence. In accordance with that review, on January 30, 2008, the board, based on analysis made by the Nominating/Governance Committee, made a subjective determination as to each non-employee director as of that date that no relationships exist that, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the directors reviewed and discussed information provided by the directors and Safeco with regard to each director’s business and personal activities as they may relate to Safeco and Safeco’s management.

SEC Rules.    The SEC also has specific disclosure requirements covering transactions involving Safeco and a related person. On February 7, 2007, our Board of Directors adopted a policy statement that describes the procedures for the review, approval or ratification of related person transactions. The policy memorializes in one document the steps we take to identify and ensure Audit Committee approval or ratification of, related person transactions. The policy covers any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which Safeco was, is or will be a participant and the amount involved will or is expected to exceed $120,000 and in which any related person had, has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

For purposes of the policy, a “related person” is:

•	any director (or nominee for director) of Safeco Corporation;

•	any executive officer of Safeco Corporation;

•	any person or entity with beneficial ownership of 5% or more of the outstanding stock of Safeco Corporation;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner.

We recognize that related person transactions can raise questions as to whether they are consistent with the best interests of a company and its shareholders. Such transactions have come under increased scrutiny in recent years. As a general matter, Safeco avoids such transactions. However, Safeco recognizes that on occasion, depending on the particular circumstances, such transactions may be appropriate. Safeco reserves flexibility to enter into or ratify such transactions, provided that the Board of Directors, acting through the Audit Committee, determines that the transaction is not inconsistent with the best interests of Safeco and its shareholders.

We take a number of steps to identify and report transactions with our directors and executive officers so as to facilitate their review and approval by the Audit Committee.

•

Annually, each director and executive officer completes a Director and Officer (D&O) Questionnaire that requests, among other items, information regarding their business and non-profit affiliations, their immediate family members and the business and non-profit affiliations of their immediate family members.

•

Any person who is appointed as a director or executive officer completes a D&O Questionnaire before such person’s appointment, except if it is impracticable for an executive officer to submit such information in advance, the person may submit such information promptly following the appointment.

•

On a quarterly basis, we distribute a questionnaire to the executive officers and directors to capture any potential related person transactions and to receive updates to the information requested in the annual D&O questionnaire.

•

Our legal department compiles and reviews the information received and distributes a report to the Audit Committee if any potential related person transactions are identified. Our legal department also compiles and updates a master list of related persons and distributes it quarterly to appropriate Safeco departments for review and identification of potential related person transactions.

The Audit Committee or Chair will consider all relevant facts and circumstances concerning a potential related person transaction, including, as applicable:

•	the benefits to Safeco;

•	impact on director independence;

•	availability of other sources for comparable products or services;

•	terms of the transaction versus terms available to unrelated third parties or to employees generally;

•	whether the proposed transaction presents, or appears to present, a conflict of interest; and

•	any other legal, regulatory or other considerations relevant to the transaction.

Only disinterested members of the Audit Committee will review, approve or ratify any related person transaction. The following transactions are deemed to be pre-approved: director and certain executive officer compensation; certain transactions where charges are determined by competitive bids or that involve common carriers or utilities charging rates fixed under law; transactions that involve services as a bank depository, transfer agent or registrar; and transactions where the related person’s interest arises solely from owning securities.

With respect to our review for 2007, we have no related person transactions to disclose; however, the Audit Committee considered the following relationship and concluded that it was immaterial:

Safeco has a relationship with Puget Energy and its affiliates, which purchase surety coverage from Safeco’s surety organization. This is a long-standing relationship that pre-dates Ms. Reynolds’ appointment as Safeco’s President and CEO. Puget Energy’s CEO is the spouse of Ms. Reynolds. Puget Energy paid premiums to Safeco for surety coverage in 2007 that totaled approximately $105,000, which falls below the SEC’s threshold for related person transaction disclosure. Safeco does not consider this relationship material. However, to avoid any actual, potential or perceived conflicts of interest, Safeco has established an internal screen such that Ms. Reynolds will not be directly involved in any business decisions, including any disputes or claims discussions, directly involving Safeco’s surety relationship with Puget Energy.

How to Submit Shareholder Proposals and

Director Nominations for the 2009 Meeting

We will hold our 2009 annual meeting of shareholders on May 6, 2009. The federal proxy solicitation rules govern whether we must consider a shareholder proposal for inclusion in the proxy materials we distribute before our annual meeting, and these rules require that we be given significant advance notice. For us to consider a shareholder proposal for inclusion in our 2009 proxy materials, we must receive it no later than November 25, 2008.

If you would like to nominate someone for election to the Board of Directors, you must follow procedures outlined in our bylaws. The bylaws provide that you may nominate persons for election to the Board of Directors by sending written notice of your intention to nominate someone to the Secretary to Safeco’s Board of Directors at Safeco Plaza, 1001 Fourth Avenue, Seattle, Washington 98154. We must receive your notice at least 90 days before the annual meeting. For the 2009 annual meeting, we would need to receive your notice by February 5, 2009. The notice must contain your name, address, telephone number and the number of shares of common stock you own, as well as certain information about the nominee required under the federal proxy solicitation rules. Your notice of nomination also must be accompanied by the nominee’s written consent to being a nominee and a statement of his or her intention to serve as a director, if elected.

To bring any other business before our 2009 annual shareholders meeting, you must file a written notice of intention to bring such business with the Secretary to the Board of Directors at Safeco Plaza, 1001 Fourth Avenue, Seattle, Washington 98154 by February 5, 2009. The notice must contain the name, address, telephone number and number of shares of common stock owned by the shareholder, a brief description of the business and the reasons for conducting it at the meeting, and any material interest the shareholder has in such business. No such notices were filed to propose additional business for our 2008 annual meeting.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for 2007 is available with this proxy statement, as provided in the Notice. If you would like an additional copy without charge, you can request one by mail to Investor Relations, Safeco Corporation, Safeco Plaza, 1001 Fourth Avenue, Seattle, Washington 98154 or by e-mail to ir@safeco.com. This report is also available on our website at www.safeco.com/ar.

Other Matters

The board does not know of any other matters to be presented for action at the annual meeting. If you vote by Internet or phone or return a proxy card before the annual meeting, your shares will be voted in accordance with your specifications. If any other matters come before the annual meeting properly, the persons named as proxies on your proxy card will vote all shares they represent in accordance with their best judgment.

Please promptly vote by Internet or phone or by mailing your proxy card or voting instruction form so that your shares are represented at the meeting. Thank you.

Paula Rosput Reynolds
President and Chief Executive Officer

Seattle, Washington

Annual Meeting of Shareholders

May 7, 2008, 11:00 a.m. Pacific Time

*New Location*

Safeco Center

Magnolia Room, 1st Floor

1191 Second Avenue, Seattle, WA 98101

DRIVING DIRECTIONS

Traveling North on I-5:

•   Take I-5 exit 165 at Seneca Street.

•   Turn slight left onto Seneca Street.

•   Drive west 4 blocks onto Seneca toward 2nd Ave

•   Drive past 2nd Ave and the garage entrance is half a block down on the left (between 2nd and 1st)

Traveling South on I-5:

•   Take I-5 exit 165B at Union Street.

•   Stay straight on Union Street

•   Drive west 6 blocks onto Union toward 2nd Ave.

•   Turn left onto 2nd Ave

•   Drive south onto 2nd Ave two blocks to Seneca street.

•   Turn right onto Seneca street

•   The garage is half a block down on the left (between 2nd and 1st)

PARKING

The Safeco Center parking garage has an entrance on Seneca Street between First Avenue and Second Avenue. Parking in this garage will be validated at the annual meeting. The garage is operated by Standard Parking (206-381-8552). The parking garage has spaces designated for Washington State Disabled Parking Permit holders.

Height limit in the garage is 6 feet, 8 inches.

Note: If you plan on attending the annual meeting in person, please bring, in addition to your admission ticket (proxy card or Notice of Internet Availability of Proxy Materials), a proper form of identification. The use of video, still photography or audio recording at the annual meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

SAFECO CORPORATION

Proxy Solicited on Behalf of the Board of Directors of the Corporation

for the Annual Meeting of Shareholders

May 7, 2008

If I am a registered shareholder, I, by signing the reverse, appoint Paula Rosput Reynolds and Art Chong, each with full power of substitution, as the true and lawful attorneys and proxies for me, to represent and vote my shares at the Annual Meeting of Shareholders of Safeco Corporation to be held at Safeco Center, Magnolia Room, 1st Floor, 1191 Second Avenue, Seattle, Washington 98101 at 11:00 a.m. on May 7, 2008, and any adjournment or postponement thereof, and to represent and vote my shares in the transaction of such business as may properly come before the meeting.

If I am a participant in the Safeco 401(k) Plan’s Safeco Stock Ownership Fund, I, by signing the reverse, direct Wells Fargo Bank, N.A., trustee of such fund, to vote my shares as indicated on the reverse, or if not so indicated, in accordance with the plan document as described in the proxy statement.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but, if you are a registered shareholder, you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies named above cannot vote your shares unless you sign and return this card.

(Continued, and to be signed and dated, on the other side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your SAFECO CORPORATION account online.

Access your Safeco Corporation shareholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Safeco Corporation, now makes it easy and convenient to get current information on your shareholder account.

View account status

View certificate history 1099 tax form

View payment history for dividends

Make address changes View book-entry information

Obtain a duplicate

Establish/change your PIN Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

ADMISSION TICKET

Annual Meeting of Shareholders

May 7, 2008, 11:00 a.m. Pacific Time

*New Location*

Safeco Center, Magnolia Room, 1st Floor 1191 Second Avenue, Seattle, WA 98101

This Admission Ticket should not be returned with your proxy but should be retained and brought with you to the Annual Meeting.

Note: If you vote by returning the attached proxy card via mail and plan to attend the Annual Meeting of Shareholders, please so indicate by marking the appropriate box on the proxy card. If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, or your Notice of Internet Availability of Proxy Materials (which can also serve as your Admission Ticket), a proper form of identification. The use of video, still photography or audio recording at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

Votes must be indicated (x) in Black or Blue ink.

Please mark, sign, date and return this proxy card promptly using the enclosed envelope.

Please

Mark Here

for Address

Change or

Comments

SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1. ELECTION OF DIRECTORS.

FOR WITHHELD EXCEPTIONS* ALL FOR ALL (as marked below)

Nominees:

01 JOSEPH W. BROWN

02 KERRY KILLINGER

03 GARY F. LOCKE

04 GERARDO I. LOPEZ

05 CHARLES R. RINEHART

INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the space provided below.

*Exceptions

2. RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS SAFECO’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

This proxy when properly executed will be voted as directed herein. IF NO DIRECTION IS GIVEN, THE PROXIES NAMED ON THE REVERSE SIDE INTEND TO VOTE THE SHARES TO WHICH THIS PROXY RELATES “FOR ALL” WITH RESPECT TO PROPOSAL 1 AND “FOR” PROPOSAL 2. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The undersigned hereby revokes all prior proxies given by the undersigned to vote

I/We plan to attend the Annual Meeting (admission ticket attached)

FOR AGAINST ABSTAIN

Signature Date

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

The deadline for telephone and Internet voting is 5:00 p.m., Eastern Time, May 6, 2008 for registered shareholders and 11:59 p.m., Eastern Time, May 4, 2008 for participants in the Safeco 401 (k) Plan’s Safeco Stock Ownership Fund.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET

http://www.eproxy.com/saf

Use the Internet to vote your proxy. Have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you access the web site.

OR

TELEPHONE 1-866-580-9477

Use any touch-tone telephone to vote your proxy. Have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it to BNY Mellon Investor Proxy Services,

P.O. Box 3862, S. Hackensack, NJ 07606-9562.

You can view the Annual Report on Form 10-K and Proxy Statement on the Internet at http://bnymellon.mobular.net/bnymellon/saf.